                                                                    EXHIBIT 10.2




                         AMENDED AND RESTATED REVOLVING
                                CREDIT AGREEMENT

                         Dated as of December 13, 1996

                                     among

                        PLUM CREEK TIMBER COMPANY, L.P.

                                BANK OF AMERICA
                    NATIONAL TRUST AND SAVINGS ASSOCIATION,

                                    as Agent

                         NATIONSBANK OF NORTH CAROLINA,
                               as Senior Co-Agent

                                      and

                 THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO
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                               TABLE OF CONTENTS

                                                                                                                            Page
Table of Schedules and Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   vi

1. Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
      1.1 Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
      1.2 Other Interpretive Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
      1.3 Accounting Principles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

2. The Credits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
      2.1 Amounts and Terms of Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
      2.2 Loan Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
      2.3 Procedure for Borrowing Revolving Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
      2.4 Conversion and Continuation Elections for Borrowings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
      2.5 Voluntary Termination or Reduction of Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
      2.6 Optional Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
      2.7 Mandatory Prepayments of Loans; Mandatory Commitment Reductions . . . . . . . . . . . . . . . . . . . . . . . . .   38
      2.8 Repayment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
      2.9 Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
      2.10 Swingline Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
      2.11 Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
      2.12 Computation of Fees and Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
      2.13 Payments by the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
      2.14 Payments by the Banks to the Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
      2.15 Sharing of Payments, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
      2.16 Loan Tranches  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46

3. The Letters Of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
      3.1 The Letter of Credit Facility . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
      3.2 Issuance, Amendment and Renewal of Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
      3.3 Risk Participations, Drawings and Reimbursements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
      3.4 Repayment of Participations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54





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
      3.5 Role of the Issuing Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
      3.6 Obligations Absolute  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
      3.7 Cash Collateral Pledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
      3.8 Letter of Credit Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
      3.9 Uniform Customs and Practice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57

4. Taxes, Yield Protection And Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
      4.1 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
      4.2 Illegality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
      4.3 Increased Costs and Reduction of Return . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
      4.4 Funding Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
      4.5 Inability to Determine Rates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
      4.6 Certificate of Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
      4.7 Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63

5. Conditions Precedent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
      5.1 Conditions of Initial Credit Extensions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
      5.2 Conditions to All Credit Extensions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66

6. Representations And Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
      6.1 Corporate Existence and Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
      6.2 Authorization; No Contravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
      6.3 Governmental Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
      6.4 Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
      6.5 Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
      6.6 No Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
      6.7 ERISA Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
      6.8 Use of Proceeds; Margin Regulations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   70
      6.9 Title to Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   71
      6.10 Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   71
      6.11 Financial Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   71
      6.12 Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
      6.13 Regulated Entities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   73





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
      6.14 No Burdensome Restrictions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   73
      6.15 Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   73
      6.16 Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   73
      6.17 Copyrights, Patents, Trademarks and Licenses, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   73
      6.18 Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74
      6.19 Partnership Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74
      6.20 Broker's, Transaction Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74
      6.21 Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74
      6.22 Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74

7. Affirmative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   75
      7.1 Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   75
      7.2 Certificates; Other Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   76
      7.3 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   77
      7.4 Preservation of Partnership Existence, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   79
      7.5 Maintenance of Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   79
      7.6 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   79
      7.7 Payment of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   79
      7.8 Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   80
      7.9 Inspection of Property and Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   80
      7.10 Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   80
      7.11 Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   81
      7.12 Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   81

8. Negative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   81
      8.1 Limitation on Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   81
      8.2 Merger; Disposition of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   83
      8.3 Harvesting Restrictions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   85
      8.4 Loans and Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   86
      8.5 Limitation on Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   88
      8.6 Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   90
      8.7 Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   90
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      8.8 Sale of Stock and Indebtedness of Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   91
      8.9 Certain Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   92
      8.10 Joint Ventures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   93
      8.11 Compliance with ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   93
      8.12 Sale and Leaseback . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   93
      8.13 Restricted Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   93
      8.14 Change in Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   94
      8.15 Issuance of Stock by Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   95
      8.16 Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   95
      8.17 Available Cash . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   95
      8.18 Interest Coverage Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   96

9. Events Of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   96
      9.1 Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   96
      9.2 Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   99
      9.3 Rights Not Exclusive  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100

10. The Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100
      10.1 Appointment and Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100
      10.2 Delegation of Duties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 101
      10.3 Liability of Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 101
      10.4 Reliance by Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 102
      10.5 Notice of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 102
      10.6 Credit Decision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 103
      10.7 Indemnification of Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 103
      10.8 Agent in Individual Capacity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 104
      10.9 Successor Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 104
      10.10 Senior Co-Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 105

11. Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 105
      11.1 Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 105
      11.2 Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 106
      11.3 No Waiver; Cumulative Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 107
      11.4 Costs and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 107
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
      11.5 Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 108
      11.6 Marshalling; Payments Set Aside  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 109
      11.7 Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 109
      11.8 Assignments, Participations, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 109
      11.9 Set-off  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 112
      11.10 Automatic Debits of Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 112
      11.11 Notification of Addresses, Lending Offices, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 112
      11.12 Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 113
      11.13 Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 113
      11.14 No Third Parties Benefited  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 113
      11.15 Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 113
      11.16 Governing Law and Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 113
      11.17 Arbitration; Reference  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 113
      11.18 Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 114





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                        TABLE OF SCHEDULES AND EXHIBITS

                                   Schedules

Schedule 1.1 -- Corporate Investment Policy
Schedule 2.1 -- Commitments
Schedule 6.7 -- Plans
Schedule 6.12 -- Environmental Matters
Schedule 6.18 -- Subsidiaries
Schedule 8.1 -- Permitted Liens
Schedule 8.4 -- Permitted Investments
Schedule 11.2 -- Addresses for Notices

                                    Exhibits

Exhibit A -- Notice of Borrowing
Exhibit B -- Notice of Conversion/Continuation
Exhibit C-1 -- Legal Opinion of Counsel for the Company
Exhibit C-2 -- Legal Opinion of Perkins Coie
Exhibit D -- Compliance Certificate
Exhibit E --Form of Cash Collateral Account Agreement
Exhibit F -- Form of Assignment and Acceptance Agreement

                AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

         This AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT is entered into as of December 13, 1996, among PLUM CREEK TIMBER COMPANY, L.P., a Delaware limited partnership (the "Company"), the several financial institutions from time to time party to this Agreement (collectively, the "Banks"; individually, a "Bank"), NATIONSBANK, N.A., as senior co-agent for the Banks, and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as a letter of credit issuing bank and as agent for the Banks.

         WHEREAS, the Company and Bank of America National Trust and Savings Association entered into a Revolving Credit and Bridge Loan Agreement dated as of October 17, 1996 (the "Existing Credit Agreement");

         WHEREAS, the Banks have agreed to make available to the Company a revolving credit facility with a letter of credit subfacility upon the terms and conditions set forth in this Agreement;

         WHEREAS, to give effect to the foregoing, the Company, the Banks, the Senior Co-Agent and the Agent desire to amend and restate the Existing Credit Agreement;

         NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereby amend and restate the Existing Credit Agreement in its entirety as follows:

1.    DEFINITIONS

      1.1  DEFINED TERMS

      In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

      "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of 5% or more of the equity of a Person shall for the purposes of this Agreement, be deemed to control the other Person. Notwithstanding the foregoing, no Bank shall be deemed an "Affiliate" of the Company or of any Subsidiary of the Company.

           "Agent" means BofA in its capacity as agent for the Banks hereunder, and any successor agent.

           "Agent's Payment Office" means the address for payments set forth on
Schedule 11.2 in relation to the Agent or such other address as the Agent may from time to time specify in accordance with Section 11.2.

      "Agent-Related Persons" means BofA, the Arranger, and any successor agent arising under Section 10.9 and any successor to BofA as letter of credit issuing bank or Swingline Bank hereunder, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

      "Aggregate Commitment" means the combined Revolving Commitments of the Banks, in the initial amount of two hundred twenty-five million dollars ($225,000,000), as such amount may be reduced from time to time pursuant to this Agreement.

      "Agreement" means this Amended and Restated Revolving Credit Agreement, as amended from time to time in accordance with the terms hereof.

      "Applicable Margin" means, in respect of all Loans outstanding on any date (A) for the period from the Closing Date through March 31, 1997, 0.4500% for Offshore Rate Loans and 0.0000% for Base Rate Loans, and (B) from April 1, 1997, the percentage specified below opposite the Interest Coverage Ratio (which ratio shall be calculated on a four quarter rolling basis for the relevant fiscal quarter) calculated for the periods described below.



  INTEREST COVERAGE RATIO AT END OF FISCAL QUARTER                    APPLICABLE MARGIN
  ------------------------------------------------                    -----------------


                                                           Offshore Rate               Base Rate
                                                           -------------               ---------
  Greater than or equal to 4.0                                0.3500%                   0.0000%
  Less than 4.0 but greater than or equal to 3.7              0.4000%                   0.0000%
  Less than 3.7 but greater than or equal to 3.4              0.4500%                   0.0000%
  Less than 3.4 but greater than or equal to 3.1              0.5500%                   0.0000%

  Less than 3.1 but greater than or equal to 2.8              0.6500%                   0.0000%
  Less than 2.8 but greater than or equal to 2.5              0.8750%                   0.0000%
  Less than 2.5                                               1.1250%                   0.0000%


         The Applicable Margin for each fiscal quarter commencing on and after April 1, 1997 shall be calculated in reliance on the financial reports delivered pursuant to subsections 7.1(a) and 7.1(c) and the certificate delivered pursuant to subsection 7.2(b) with respect to the fiscal quarter ending one fiscal quarter before the fiscal quarter in question (e.g., June 30 financials determine the Applicable Margin for the fiscal quarter beginning October 1). If the Company fails to deliver such financial reports and certificate to the Agent for any fiscal quarter by the beginning of the next succeeding fiscal quarter (e.g., by October 1 for the fiscal quarter ending June 30), then the Applicable Margin for the following fiscal quarter (e.g., October 1 through December 31) shall equal the next higher Applicable Margin as set forth in the chart above immediately below the previously effective Applicable Margin; thus if the Applicable Margin had previously been 0.6500% for Offshore Rate Loans and 0.0000% for Base Rate Loans, a failure to deliver quarterly financials by the first day of the next fiscal quarter would cause the Applicable Margin to be 0.8750% and 0.0000%, respectively, for the duration of that quarter. In addition, if such financial reports and certificate when delivered indicate that the Applicable Margin for such period should have been higher than the Applicable Margin provided for in the previous sentence, then the Company shall pay on the date of delivery of such financial reports and certificate an amount equal to the positive difference, if any, between the interest that the Company should have paid hereunder had the financial reports and certificate been delivered on a timely basis over what the Company actually paid. The Applicable Margin shall be adjusted automatically as to all Loans then outstanding (without regard to the timing of Interest Periods) as of the effective date of any change in the Applicable Margin.

         "Arranger" means BA Securities, Inc., a Delaware corporation.

         "Assignee" has the meaning specified in subsection 11.8(a).

         "Assignment and Acceptance" has the meaning specified in subsection 11.8(a).

         "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

         "Available Cash" means, with respect to any calendar quarter, (i) the sum of:

         (a) the Company's net income (or net loss) (excluding gain on the sale of any Capital Asset) for such quarter,

         (b) the amount of depletion, depreciation, amortization and other noncash charges utilized in determining net income of the Company for such quarter,

         (c) the amount of any reduction in reserves of the Company of the types referred to in clause (ii)(d) below,

         (d) proceeds received by the Company from the sale of Designated Acres, and

         (e) any Cash from Capital Transactions received by the Company during such quarter in specific contemplation that such Cash from Capital Transactions will be used to refund or refinance any payment of Indebtedness of the type specified in clause (ii)(a) below which was made in either of the two immediately preceding quarters, less (ii) the sum of:

         (a) all payments of principal on Indebtedness made by the Company in such quarter (excluding any payments of principal on Indebtedness made with Cash from Capital Transactions received by the Company during such quarter or, to the extent such Cash from Capital Transactions remains available, received by the Company during the four immediately preceding quarters),

         (b) capital expenditures made by the Company during such quarter (excluding any capital expenditures for such quarter made with Cash from Capital Transactions received by the Company during such quarter or, to the extent such Cash from Capital Transactions remains available, received by the Company during the four immediately preceding quarters, and capital expenditures which the General Partner reasonably anticipates will be financed with Cash from Capital Transactions within 90 days from the end of such quarter),

         (c) the amount of any capital expenditures made by the Company in a prior quarter which was anticipated would be financed from Cash from Capital Transactions but which have not been financed from such source within 90 days from the end of such quarter,

         (d) the amount of any reserves of the Company established during such quarter which are necessary or appropriate (1) to provide funds for the future payment of items of the types specified in clauses (ii)(a) and (ii)(b) above, (2) to provide additional working capital, (3) to provide funds for cash distributions with respect to any one or more of the next four quarters, or (4) to provide funds for the future payment of interest in an amount equal to the interest to be accrued in the next quarter,

         (e) the amount of any noncash items of income utilized in determining net income of the Company for such quarter,

         (f) the amount of any Investments (other than guarantees, contingent liabilities or endorsements, except to the extent payments are actually made under such guarantees, contingent liabilities or endorsements) made by the Company during such quarter pursuant to subsections 8.4(a), (h) or
(i) (or in the case of any Subsidiary, Investments (other than guarantees, contingent liabilities or endorsements, except to the extent payments are actually made under such guarantees, contingent liabilities or endorsements) of similar type) to the extent not included in capital expenditures or payments on principal on Indebtedness made by the Company during such quarter (excluding any such Investments for such quarter made with Cash from Capital Transactions received by the Company during such quarter or, to the extent such Cash from Capital Transactions remains available, received by the Company during the four immediately preceding quarters, and Investments which the General Partner reasonably anticipates will be financed with Cash from Capital Transactions within 90 days from the end of such quarter), and

         (g) the amount of any Investments (other than guarantees, contingent liabilities or endorsements, except to the extent payments are actually made under such guarantees, contingent liabilities or endorsements) made by the Company in a prior quarter pursuant to subsections 8.4(a), (h) or
(i) (or in the case of any Subsidiary, Investments (other than guarantees, contingent liabilities or endorsements, except to the extent payments are actually made under such guarantees, contingent liabilities or endorsements) of similar type) to the extent not included in capital expenditures made by the Company during such quarter which was anticipated would be financed from Cash from Capital Transactions but which have not been financed from such source within 90 days from the end of such quarter.

         Notwithstanding the foregoing, "Available Cash" shall not take into account any reductions in reserves or disbursements made or reserves established after commencement of the dissolution and liquidation of the Company. In determining "Available Cash," (i) all items under clauses (i)(a),
(b), (c), (d) and (e) above and all items under clauses (ii)(a), (b), (c), (d),
(e), (f) and (g) above shall be calculated on a combined basis with any Subsidiary of the Company whose income is accounted for on a consolidated or combined basis with the Company and, in accordance therewith, "Available Cash" shall include a percentage of each such item of each such Subsidiary equal to the Company's percentage ownership interest in such Subsidiary, provided, however, that the items under clauses
(i)(a), (b), (c), (d) and (e) above shall only be included in Available Cash to the extent that the General Partner determines such amount to be legally available for dividends or distributions to the Company by such Subsidiary;
(ii) the amount of net income and the amount of depletion, depreciation, amortization and other noncash charges utilized in determining net income shall be determined, with respect to the Company, by the General Partner in accordance with generally accepted accounting principals and, with respect to any Subsidiary, by its Board of Directors (or by such other body or person which has the ultimate management authority of such Subsidiary) in accordance with generally accepted accounting principles; (iii) the net income of any Subsidiary shall be determined on an after-tax basis; (iv) the amount of any reductions in, or additions to, reserves for purposes of clauses (i)(c) and
(ii)(d) above shall be determined, with respect to the Company, by the General Partner in its reasonable good faith judgment and, with respect to any Subsidiary, by its Board of Directors (or by such other body or person which has the ultimate management authority of such Subsidiary) in its reasonable good faith judgment; and (v) any determination of whether any capital expenditures or Investments are financed, or anticipated to be financed, with Cash from Capital Transactions for purposes of clause (ii)(b) or (ii)(f) above shall be made, with respect to the Company, by the General Partner in its reasonable good faith judgment and, with respect to any Subsidiary, by its Board of Directors (or by such other body or person which has the ultimate management authority of such Subsidiary) in its reasonable good faith judgment.

         "Bank" has the meaning specified in the introductory clause hereto. References to the "Banks" shall include BofA in its capacity as a Swingline Bank and an Issuing Bank, for purposes of clarification only, to the extent that BofA may have any rights or obligations in addition to those of the Banks due to its status as a Swingline Bank or an Issuing Bank, its status as such will be specifically referenced.

         "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. Section 101, et seq.).

         "Base Rate" means, for any day, the higher of:

         (a) the rate of interest in effect for such day as publicly announced from time to time by BofA in San Francisco, California, as its "reference rate." It is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate; and

         (b)     0.50% per annum above the latest Federal Funds Rate.

         Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

         "Base Rate Loan" means a Loan or an L/C Advance that bears interest based on the Base Rate.

         "BofA" means Bank of America National Trust and Savings Association, a national banking association.

         "Board Foot" means a unit of measurement one foot square and one inch thick.

         "Borrowing" means a borrowing hereunder consisting of Loans of the same Type made to the Company on the same day by the Banks, or a Swingline Loan or Loans made to the Company on the same day by the Swingline Bank, in each case pursuant to Article II, and, other than in the case of Base Rate Loans, having the same Interest Period.

          "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or San Francisco are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

         "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

         "Capital Asset" means any asset on the Company's or any Subsidiary's balance sheet, as the case may be, other than inventory, accounts receivable or any other current asset and assets disposed of in connection with normal retirements or replacements.

         "Capital Expenditure Tranche" has the meaning specified in Section
2.16.

         "Capital Expenditure Tranche Loan" means a Loan allocated by the Company to the Capital Expenditure Tranche as provided in Section 2.16.

         "Capital Lease" has the meaning specified in the definition of "Capital Lease Obligations."

         "Capital Lease Obligations" means all monetary obligations of the Company or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease ("Capital Lease").

         "Capital Transaction" means (i) borrowings and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by the Company,
(ii) sales of equity interests by the Company and (iii) sales or other voluntary or involuntary dispositions of any assets of the Company (other than (x) sales or other dispositions of inventory in the ordinary course of business, (y) sales or other dispositions of other current assets including receivables and accounts and (z) sales or other dispositions of assets as a part of normal retirements or replacements), in each case prior to the commencement of the dissolution and liquidation of the Company, provided that in determining Cash from Capital Transactions, items (i), (ii) and (iii) above shall include, with respect to each Subsidiary of the Company whose income is accounted for on a consolidated or combined basis with the Company, a percentage of each such item of such Subsidiary equal to the Company's percentage ownership interest in such Subsidiary.

         "Cash Collateral Account Agreement" means an agreement or agreements entered into between the Company and the Agent substantially in the form of Exhibit E.

         "Cash Collateralize" means to pledge and deposit with or deliver to the Agent, for the benefit of (i) in the case of L/C Obligations, the Agent, the Issuing Banks and the Banks, (ii) in the case of Offshore Rate Loans, the Agent and the Banks, and (iii) in the case of Swingline Loans, the Agent, the Swingline Bank and the Banks, in each case as collateral for the L/C Obligations, the Loans or the Swingline Loans, as the case may be, cash or deposit account balances pursuant to a Cash Collateral Account Agreement. Derivatives of such term shall have corresponding meaning.

         "Cash from Capital Transactions" means at any date, such amounts of cash as are determined by the General Partner to be cash made available to the Company from or by reason of a Capital Transaction.

         "CERCLA" has the meaning specified in the definition of "Environmental Laws."

         "Closing Date" means the date on which all conditions precedent set forth in Section 5.1 are satisfied or waived by all Banks.

         "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

         "Commitment," with respect to each Bank, has the meaning specified in
Section 2.1.

         "Commitment Fee Percentage" means (A) for the period from the Closing Date through March 31, 1997, 0.1500% and (B) from April 1, 1997, the percentage specified below opposite the Interest Coverage Ratio (which ratio shall be calculated on a rolling four quarter basis for the relevant fiscal quarter) calculated for the periods described below.



              INTEREST COVERAGE RATIO AT END OF FISCAL QUARTER               COMMITMENT FEE PERCENTAGE
------------------------------------------------------------------------------------------------------
          Greater than or equal to 4.0                                       0.1250%
------------------------------------------------------------------------------------------------------
          Less than 4.0 but greater than or equal to 3.7                     0.1375%
------------------------------------------------------------------------------------------------------
          Less than 3.7 but greater than or equal to 3.4                     0.1500%
------------------------------------------------------------------------------------------------------
          Less than 3.4 but greater than or equal to 3.1                     0.1750%
------------------------------------------------------------------------------------------------------
          Less than 3.1 but greater than or equal to 2.8                     0.2000%
------------------------------------------------------------------------------------------------------
          Less than 2.8 but greater than or equal to 2.5                     0.2750%
------------------------------------------------------------------------------------------------------
          Less than 2.5                                                      0.3250%
------------------------------------------------------------------------------------------------------



         The Commitment Fee Percentage for each fiscal quarter commencing on and after April 1, 1997, shall be calculated in reliance on the financial reports delivered pursuant to subsections 7.1(a) and 7.1(c) and the certificate delivered pursuant to subsection 7.2(b) with respect to the fiscal quarter before the fiscal quarter in question (e.g., June 30 financials determine the Commitment Fee Percentage for the fiscal quarter beginning October 1). If the Company fails to deliver such financial reports and certificate to the Agent for any fiscal quarter by the beginning of the next succeeding fiscal quarter (e.g., by October 1 for the fiscal quarter ending June 30), then the Commitment Fee Percentage for the following fiscal quarter (e.g., October 1 through December 31) shall equal the next higher Commitment Fee Percentage as set forth in the chart above immediately below the previously effective Commitment Fee Percentage; thus if the Commitment Fee Percentage had previously been 0.2000%, a failure to deliver quarterly financials by the first day of the next fiscal quarter would cause the Commitment Fee Percentage to be 0.2750% for the duration of that quarter. In addition, if such financial reports and certificate when delivered indicate that the Commitment Fee Percentage for such period should have been higher than the Commitment Fee Percentage provided for in the previous sentence, then the Company shall pay on the date of delivery of such financial reports and certificate an amount equal to the positive difference, if any, between the interest that the Company should have paid hereunder had the financial reports and certificate been delivered on a timely basis over what the Company actually paid.

         "Commitment Percentage" means, as to any Bank, the percentage equivalent of the aggregate of such Bank's Commitment divided by the Aggregate Commitment.

         "Company's Knowledge" or "Knowledge of the Company" shall mean the actual knowledge of (i) Rick R. Holley, President and Chief Executive Officer, Charles P. Grenier, Executive Vice President, Diane M. Irvine, Vice President and Chief Financial Officer, James A. Kraft, Vice President, General Counsel and Secretary, Susanna N. Duke, Director, Law and Human Resources, William R. Brown, Vice President, Resource Management, and Mitchell Leu, Environmental Engineer, and any successor to the offices and officers, such persons being the principal persons employed by the Company ultimately responsible for environmental operations and compliance, ERISA and legal matters relating to the Company and (ii) the Treasurer or any other person having the primary responsibility for the day-to-day administration of, and dealings with the Agent and the Banks in connection with, this Agreement.

         "Contractual Obligations" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

         "Controlled Group" means the Company and all Persons (whether or not incorporated) under common control or treated as a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code.

         "Conversion/Continuation Date" means any date on which, under Section 2.4, the Company (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

         "Credit Extension" means and includes (a) the making of any Loan hereunder, including any conversion or continuation thereof, and (b) the Issuance of any Letter of Credit hereunder.

         "Cunit" means 100 cubic feet of wood.

         "Debt Proceeds" means the proceeds of Indebtedness permitted by subsection 8.5(i), net of customary expenses payable to Persons that are not Affiliates of the Company.

         "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

         "Designated Acres" means up to an aggregate of 200,000 acres owned by the Company which (based on the good faith determination of the Responsible Representatives that such acres have at the time such determination is made a higher value as recreational, residential, grazing or agricultural property than for timber production) may be reasonably designated by the General Partner at the time of the sale thereof as constituting Designated Acres (such aggregate number of acres to be determined over the term of existence of the Note Agreements).

         "Designated Immaterial Subsidiary" means any entity which would otherwise be a Restricted Subsidiary and which at any time is designated by the Company as a Designated Immaterial Subsidiary, provided that no such designation of any entity as a Designated Immaterial Subsidiary shall be effective unless (i) at the time of such designation, such entity does not own any shares of stock or Indebtedness of any Restricted Subsidiary which is not simultaneously being designated as a Designated Immaterial Subsidiary, (ii) immediately after giving effect to such designation, (a) the Company could incur at least $1 of additional Funded Debt pursuant to subsection 8.5(i), and
(b) no condition or event shall exist which constitutes an Event of Default or Material Default, (iii) the Company is permitted to make the Investment in such entity resulting from such designation pursuant to, and within the limitations specified in, subsection 8.4(i), treating the aggregate book value (including equity in retained earnings) of the Investments of the Company and its Subsidiaries in such entity immediately prior to such designation as the cost of such Investment, and provided, further, that if at any time all Designated Immaterial Subsidiaries on a combined basis would be a "significant subsidiary" (assuming the Company is the registrant) within the meaning of Regulation S-X (17 C.F.R. Part 210) the Company shall designate one or more Designated Immaterial Subsidiaries which are directly owned by the Company and its Restricted Subsidiaries as Restricted Subsidiaries such that the condition in this proviso is no longer applicable and the entities so designated shall no longer be Designated Immaterial Subsidiaries. Any entity which has been designated a Designated Immaterial Subsidiary shall not thereafter become a Restricted Subsidiary except pursuant to a designation required by the last proviso in the preceding sentence, and any Designated Immaterial Subsidiary which has been designated a Restricted Subsidiary pursuant to the last proviso of the preceding sentence shall not thereafter be redesignated as a Designated Immaterial Subsidiary.

         "Designated Repurchases" means and includes purchases, redemptions or other acquisitions, in each case at a price not to exceed fair market value, of the publicly traded limited partnership interests in the Company, which are retired by the Company within six months of such purchase, redemption or other acquisition.

         "Dollars," "dollars" and "$" each mean lawful money of the United
States.

         "Domestic Lending Office" means, with respect to each Bank and the Swingline Bank, the office of that Bank and the Swingline Bank designated as such in Schedule 11.2 or such other office of the Bank and the Swingline Bank as it may from time to time specify to the Company and the Agent.

         "EBITDA" means, for any period, for the Company and its Subsidiaries on a combined basis, determined in accordance with GAAP, the sum of (a) the net income (or net loss) for such period, plus (b) all amounts treated as expenses for depreciation, depletion and interest and the amortization of intangibles of any kind to the extent included in the determination of such net income (or loss), plus (c) all adjustments arising by virtue of the conversion from average cost accounting to a LIFO basis with respect to inventory to the extent included in the determination of such net income, plus (d) all accrued taxes on or measured by income to the extent included in the determination of such net income (or loss), plus or minus, as applicable, (e) in connection with any Timber previously acquired within such period, an amount equal to a good faith estimate of such additional amounts as would be included in clauses (a), (b),
(c), or (d) above had such Timber been owned by the Company or one of its Subsidiaries for the entirety of such period, as certified (in a certificate containing such detail as the Required Banks may reasonably request) by a Responsible Officer of the Company based upon such Responsible Officer's good faith estimates of applicable revenues and expenses arising from such Timber and assuming aggregate timber harvests in an amount that does not require application of the proceeds thereof to the purchase of Timber or the repayment of Qualified Debt under Section 8.3; provided, however, that net income (or loss) shall be computed for purposes of computing EBITDA without giving effect to extraordinary losses or extraordinary gains.

         "Effective Amount" means (i) with respect to any Loans or Swingline Loans, as the case may be, on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments thereof occurring on such date; and (ii) with respect to any outstanding L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

         "Eligible Assignee" means (i) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $250,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $250,000,000, provided that such bank is acting through a branch or agency located in the United States; and (iii) a Person that is primarily engaged in the business of commercial banking and that is (A) a Subsidiary of a Bank, (B) a Subsidiary of a Person of which a Bank is a Subsidiary, or (C) a Person of which a Bank is a Subsidiary.

         "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from Property, whether or not owned by such person, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

         "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety, land use, conservation, and timber harvesting matters; including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and regulations promulgated thereunder.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of
Section 414(b) or 414(c) of the Code.

         "ERISA Event" means (a) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Qualified Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Qualified Plan or Multiemployer Plan subject to Title IV of ERISA;
(e) a failure by the Company or any ERISA Affiliate to make required contributions to a Qualified Plan or Multiemployer Plan; (f) an event or condition which might reasonably be expected to constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate; (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan; (i) a non-exempt prohibited transaction occurs with respect to any Plan for which the Company may be directly or indirectly liable; or (j) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan for which the Company may be directly or indirectly liable.

         "Eurodollar Reserve Percentage" has the meaning specified in the definition of "Offshore Rate".

         "Event of Default" means any of the events or circumstances specified in Section 9.1.

         "Exchange Act" means the Securities and Exchange Act of 1934, as amended, and regulations promulgated thereunder.

         "Existing Credit Agreement" has the meaning specified in the recitals hereto.

         "Facilities Subsidiary" means, collectively, Plum Creek Manufacturing, L.P., a Delaware limited partnership, and Plum Creek Marketing, Inc., a Delaware corporation.

         "Facilities Subsidiary's Facility" means any facility pursuant to which the Facilities Subsidiary may incur Indebtedness for purposes of making capital improvements, additions to, or expansions of, property, plant and equipment of the Facilities Subsidiary or its Subsidiaries.

         "Facilities Subsidiary's Revolving Credit Facility" means any facility pursuant to which the Facilities Subsidiary may obtain revolving credit, take-down credit, the issuance of standby and payment letters of credit and backup for the issuance of commercial paper.

         "FDIC" means the Federal Deposit Insurance Corporation, or any entity succeeding to any of its principal functions.

         "Federal Funds Rate" means, for any period, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such day opposite the caption "Federal Funds (Effective)". If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotation") for such day under the caption "Federal Funds Effective Rate". If on any relevant day the appropriate rate for such previous day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

         "Form 1001" has the meaning specified in subsection 4.1(f).

         "Form 4224" has the meaning specified in subsection 4.1(f).

         "Funded Debt" means, without duplication, any Indebtedness payable more than one year from the date of the creation thereof; provided that any Indebtedness shall be treated as Funded Debt, regardless of its term, if such Indebtedness is renewable at the option of the Company pursuant to the terms thereof or of a revolving credit or similar agreement effective for more than one year after the date of the creation of such Indebtedness, or may be payable out of the proceeds of similar Indebtedness pursuant to the terms of such Indebtedness or any such agreement.

         "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the circumstances as of the date of determination.

         "General Partner" means Plum Creek Management Company, L.P., a Delaware limited partnership, the managing general partner of the Company, and any successor managing general partner of the Company.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "Guarantee" means the guarantee in paragraph 7 of the Mortgage Note Agreements.

         "Hazardous Materials" means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

         "Honor Date" has the meaning specified in subsection 3.3(b).

         "Indebtedness" of any Person means, as of any date of determination, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds, banker's acceptances and other similar instruments guaranteeing payment or other performance of obligations by such Person, (c) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any Lien on any property owned by such Person, to the extent attributable to such Person's interest in such property, even though such Person has not assumed or become liable for the payment thereof, (d) lease obligations of such Person which, in accordance with GAAP, should be capitalized, (e) lease obligations of such Person under leases which have a term (including any option to renew exercisable at the discretion of the lessee thereunder) longer than 10 years or under leases under which the lessor, pursuant to an agreement with such Person, has acquired the property specifically for the purpose of leasing it to such Person, (f) obligations payable out of the proceeds of production from property of such Person, even though such Person has not assumed or become liable for the payment thereof, (g) the Swap Termination Value with respect to Swap Contracts, and (h) any obligations of any other Person of the type described in the above clauses (a) through (g), inclusive, which are guaranteed or in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any property, securities, products, materials or supplies or for any transportation or services regardless of the non-delivery or nonfurnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof or to otherwise assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any obligations of the type described in clause
(h) of this definition shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such obligation is made or, if not stated or if not determinable, the maximum reasonably anticipated liability in respect thereof.

         "Indemnified Person" has the meaning specified in subsection 11.5.

         "Indemnified Liabilities" has the meaning specified in subsection
11.5.

         "Independent Auditor" has the meaning specified in subsection 7.1(a).

         "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case (a) and (b) undertaken under U.S. Federal, State or foreign law, including the Bankruptcy Code.

         "Interest Coverage Ratio" means, as measured quarterly on the last day of each fiscal quarter for the four fiscal quarter period then ending, the ratio of

         (i)EBITDA;

         to

         (ii)the combined interest expense (including capitalized interest) of the Company and its Subsidiaries for the four fiscal quarter period then ending calculated in accordance with GAAP, plus interest expense that would have been payable during such four fiscal quarters had any Indebtedness incurred during such period for the purpose of acquiring Timber and related assets been incurred at the beginning of such period, based upon the interest rate applicable to such Indebtedness at the end of such period.

         "Interest Payment Date" means, (a) with respect to any Offshore Rate Loan, the last day of each Interest Period applicable to such Loan, (b) with respect to any Base Rate Loan, the last Business Day of each calendar quarter and each date a Base Rate Loan is converted into another Type of Loan, and (c) with respect to any Swingline Loan, the Business Day agreed upon by the Company and the Swingline Bank, which will not be later than the fourteenth Business Day following the Borrowing date thereof or, if sooner, the Revolving Termination Date; provided, however, that if any Interest Period for an Offshore Rate Loan exceeds three months, the date which falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter shall also be an Interest Payment Date.

         "Interest Period" means, with respect to any Offshore Rate Loan, the period commencing on the Business Day the Loan is disbursed or on the Conversion/Continuation Date on which the Loan is converted into or continued as an Offshore Rate Loan, and ending on the date that is one week or one, two, three or six months thereafter, as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation, as the case may be;

provided that:

                 (i) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless, in the case of an Offshore Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

                 (ii) any Interest Period pertaining to an Offshore Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                 (iii) no Interest Period for any Revolving Loan shall extend beyond the Revolving Termination Date.

         "Investment Policy" means the Corporate Investment Policy of the Company, as it existed on April 5, 1993 and as attached hereto as Schedule 1.1 (without giving effect to any later amendments thereto).

         "Investments" has the meaning specified in Section 8.4.

         "Issuance Date" has the meaning specified in subsection 3.1(a).

         "Issue" means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms "Issued," "Issuing" and "Issuance" have corresponding meanings.

         "Issuing Bank" means BofA in its capacity as issuer of one or more Letters of Credit hereunder, together with any replacement letter of credit issuer arising under subsection 10.1(b) or Section 10.9.

         "Joint Venture" means a partnership, joint venture or other similar legal arrangement (whether created pursuant to contract or conducted through a separate legal entity) now or hereafter formed by the Company or any of its Restricted Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

         "L/C Advance" means each Bank's participation in any L/C Borrowing in accordance with its Commitment Percentage.

         "L/C Amendment Application" means an application form for amendment of outstanding standby letters of credit as shall at any time be in use at an Issuing Bank, as such Issuing Bank shall require.

         "L/C Application" means an application form for issuances of standby letters of credit as shall at any time be in use at an Issuing Bank, as such Issuing Bank shall require.

         "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made nor converted into a Borrowing of Revolving Loans under subsection 3.3(c).

         "L/C Commitment" means the commitment of the Issuing Banks to Issue, and the commitment of the Banks severally to participate in, Letters of Credit from time to time Issued or outstanding under Article III, in an aggregate amount not to exceed on any date twenty million dollars ($20,000,000), as the same shall be reduced as a result of a reduction in the L/C Commitment pursuant to Section 2.5; provided that the L/C Commitment is a part of the Aggregate Commitment, rather than a separate, independent commitment.

         "L/C Obligations" means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings.

         "L/C-Related Documents" means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any Issuing Bank's standard form documents for letter of credit issuances.

         "Lending Office" means, with respect to any Bank and the Swingline Bank, the office or offices of the Bank and the Swingline Bank specified as its "Lending Office" or "Domestic Lending Office" or "Offshore Lending Office," as the case may be, opposite its name on Schedule 11.2, or such other office or offices of the Bank and the Swingline Bank as it may from time to time notify the Company and the Agent.

         "Letters of Credit" means any standby letters of credit Issued by the Issuing Bank pursuant to Article III.

         "Letter of Credit Rate" means, for any period, a rate per annum equal to (A) for the period from the Closing Date through March 31, 1997, 0.4500%, and (B) from April 1, 1997, the percentage specified below opposite the Interest Coverage Ratio (which ratio shall be calculated on a rolling four quarter basis for the relevant fiscal quarter) calculated for the periods described below.

              INTEREST COVERAGE RATIO AT END OF FISCAL QUARTER                 LETTER OF CREDIT RATE
----------------------------------------------------------------------------------------------------
          Greater than or equal to 4.0                                       0.3500%
----------------------------------------------------------------------------------------------------
          Less than 4.0 but greater than or equal to 3.7                     0.4000%
----------------------------------------------------------------------------------------------------
          Less than 3.7 but greater than or equal to 3.4                     0.4500%
----------------------------------------------------------------------------------------------------
          Less than 3.4 but greater than or equal to 3.1                     0.5500%
----------------------------------------------------------------------------------------------------
          Less than 3.1 but greater than or equal to 2.8                     0.6500%
----------------------------------------------------------------------------------------------------
          Less than 2.8 but greater than or equal to 2.5                     0.8750%
----------------------------------------------------------------------------------------------------
          Less than 2.5                                                      1.1250%
----------------------------------------------------------------------------------------------------



         The Letter of Credit Rate for each fiscal quarter commencing on and after April 1, 1997, shall be calculated in reliance on the financial reports delivered pursuant to subsections 7.1(a) and 7.1(c) and the certificate delivered pursuant to subsection 7.2(b) with respect to the fiscal quarter before the fiscal quarter in question (e.g., June 30 financials determine the Letter of Credit Rate for the fiscal quarter beginning October 1). If the Company fails to deliver such financial reports and certificate to the Agent for any fiscal quarter by the beginning of the next succeeding fiscal quarter (e.g., by October 1 for the fiscal quarter ending June 30), then the Letter of Credit Rate for the following fiscal quarter (e.g., October 1 through December 31) shall equal the next higher Letter of Credit Rate as set forth in the chart above immediately below the previously effective Letter of Credit Rate; thus if the Letter of Credit Rate had previously been 0.6500%, a failure to deliver quarterly financials by the first day of the next fiscal quarter would cause the Letter of Credit Rate to be 0.8750% for the duration of that quarter. In addition, if such financial reports and certificate when delivered indicate that the Letter of Credit Rate for such period should have been higher than the Letter of Credit Rate provided for in the previous sentence, then the Company shall pay on the date of delivery of such financial reports and certificate an amount equal to the positive difference, if any, between the interest that the Company should have paid hereunder had the financial reports and certificate been delivered on a timely basis over what the Company actually paid.

         "Lien" means any mortgage, pledge, security interest, encumbrance, lien, preference or priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

         "Loan" means an extension of credit by a Bank or the Swingline Bank, as the case may be, to the Company under Article II or Article III, and may be a Revolving Loan, a Swingline Loan or an L/C Advance.

         "Loan Documents" means this Agreement, the L/C-Related Documents, and all documents delivered to the Agent in connection herewith and therewith.

         "Majority Banks" means (a) at any time that Loans are outstanding, any Banks holding at least 66-2/3% of the then aggregate unpaid principal amount of the Loans, and (b) at any other time, Banks holding at least 66-2/3% of the Commitments or, if the Commitments have been terminated or expired, Banks that held at least 66-2/3% of the Commitments as in effect immediately before such termination or expiration.

         "Margin Stock" means "margin stock" as such term is defined in Regulation G, T, U or X of the Federal Reserve Board.

         "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, any of the operations, business, properties, condition (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Company to perform under any Loan Document and avoid any Event of Default; or

(c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document.

         "Material Default" means any continuing Default as to which a written notice of such Default (which notice has not been rescinded) shall have been received by the Company or the General Partner from the Agent or any Bank, or any continuing Event of Default.

         "Maximum Pro Forma Annual Interest Charges" means, as of any date, the highest total amount payable during any period of four consecutive fiscal quarters, commencing with the fiscal quarter in which such date occurs and ending with the fiscal quarter in which the Revolving Termination Date occurs, by the Company and its Restricted Subsidiaries on a combined basis, after eliminating all intercompany transactions, in respect of interest charges ((a) including amortization of debt discount and expense and imputed interest on Capital Lease Obligations and on other obligations included in Indebtedness which do not have stated interest, (b) assuming, in the case of fluctuating interest rates which cannot be determined in advance, that the rate in effect on such date will remain in effect throughout such period, and (c) treating the principal amount of all Indebtedness outstanding as of such date under a revolving credit or similar agreement as maturing and becoming due and payable on the scheduled maturity date thereof, without regard to any provision permitting such maturity date to be extended) on all Indebtedness of the Company and its Restricted Subsidiaries outstanding on such date (excluding the Guarantee and the guarantees of the Facilities Subsidiary's Facility and the Facilities Subsidiary's Revolving Credit Facility but including, to the extent not already included, all other Indebtedness outstanding on such date which is guaranteed or in effect guaranteed by the Company or any Restricted Subsidiaries), after giving effect to any Indebtedness proposed to be created on such date and to the concurrent retirement of any other Indebtedness.

         "MCCF" means one thousand Cunits.

         "MMBF" means one million Board Feet.

         "Mortgage Note Agreements" means the Mortgage Note Agreement, dated as of May 31, 1989, providing for the issuance and sale by the Facilities Subsidiary of its 11 1/8% First Mortgage Notes to the purchasers listed in the schedule of purchasers attached thereto, as amended by (a) that certain Mortgage Note Agreement Amendment, Consent and Waiver dated as of January 1, 1991, (b) that certain letter agreement dated April 22, 1993, (c) that certain Mortgage Note Agreement Amendment dated as of September 1, 1993, (d) that certain Mortgage Note Agreement Amendment dated as of May 20, 1994, (e) that certain Amendment to Mortgage Note Agreement dated as of June 15, 1995 and (f) that certain Mortgage Note Agreements Amendment dated as of May 31, 1996.

         "Mortgage Notes" means the 11 1/8% First Mortgage Notes of the Facilities Subsidiary issued and sold pursuant to the Mortgage Note Agreements.

         "Multiemployer Plan" means a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) and to which any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

         "Net Proceeds" means proceeds in cash as and when received by the Person making a sale of Property, net of: (a) the direct costs relating to such sale excluding amounts payable to the Company or any Affiliate of the Company,
(b) sale, use or other transaction taxes paid or payable as a result thereof, and (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such disposition.

         "1994 Notes" means the 8.73% Senior Notes due August 1, 2009 in the aggregate principal amount of $150,000,000 issued and sold pursuant to the 1994 Senior Note Agreements.

         "1994 Senior Note Agreements" means that certain Senior Note Agreement dated as of August 1, 1994 providing for the issuance and sale by the Company of the 1994 Senior Notes to the purchasers listed in the schedule of purchasers attached thereto, as amended by (a) that certain Senior Note Agreement Amendment dated as of October 15, 1995 and (b) that certain Senior Note Agreements Amendment dated as of May 31, 1996.

         "1996 Notes" means those certain senior promissory notes in the aggregate principal amount of $200,000,000 issued and sold pursuant to the 1996 Senior Note Agreements.

         "1996 Senior Note Agreement" means that certain Senior Note Agreement dated as of November 13, 1996, providing for the issuance and sale by the Company of the 1996 Notes to the purchasers listed in the schedule of purchasers attached thereto.

         "Notes" means those certain senior promissory notes in the aggregate principal amount of $165,000,000 issued and sold pursuant to the Note Agreements.

         "Note Agreements" means that certain Senior Note Agreement dated as of May 31, 1989, providing for the issuance and sale by the Company of the Notes to the purchasers listed in the schedule of purchasers attached thereto, as amended by (a) that certain Senior Note Agreement Amendment, Consent and Waiver dated as of January 1, 1991, (b) that certain letter agreement dated April 22, 1993, (c) that certain Senior Note Agreement Amendment dated as of September 1, 1993 (d) that certain Senior Note Agreement Amendment dated as of May 20, 1994, and by that certain Senior Note Agreements Amendment dated as of May 31, 1996.

         "Notice of Borrowing" means a notice given by the Company to the Agent pursuant to Sections 2.3, or 2.10, as the case may be, in substantially the form of Exhibit A.

         "Notice of Conversion/Continuation" means a notice given by the Company to the Agent pursuant to Section 2.4, in substantially the form of Exhibit B.

         "Notice of Lien" means any "notice of lien" or similar document intended to be filed or recorded with any court, registry, recorder's office, central filing office or other Governmental Authority for the purpose of evidencing, creating, perfecting or preserving the priority of a Lien securing obligations owing to a Governmental Authority.

         "Obligations" means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by the Company to any Bank, the Agent, the Senior Co-Agent, the Issuing Banks, the Swingline Bank, or any other Person required to be indemnified, that arises under any Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

         "Offshore Lending Office" means with respect to each Bank, the office of such Bank designated as such in Schedule 11.2 or such other office of such Bank as such Bank may from time to time specify to the Company and the Agent.

         "Offshore Rate" means, for each Interest Period in respect of Offshore Rate Loans comprising part of the same Borrowing, an interest rate per annum (rounded upward to the nearest 1/16th of 1%) determined pursuant to the following formula:

   Offshore Rate     =                  IBOR
                          ------------------------------------
                          1.00 - Eurodollar Reserve Percentage

Where,

                 "Eurodollar Reserve Percentage" means for any day for any Interest Period the reserve percentage (expressed as a decimal, rounded upward to the nearest 1/100th of 1%) in effect for such day under regulations issued from time to time by the Federal Reserve Board for determining the reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities") having a term comparable to such Interest Period; and

                 "IBOR" means the rate of interest per annum determined by the Agent as the rate at which dollar deposits in the approximate amount of BofA's Offshore Rate Loan and having a maturity comparable to such Interest Period would be offered by BofA's Grand Cayman Branch, Grand Cayman B.W.I. (or such other office as may be designated for such purpose by BofA), to major banks in the offshore dollar interbank market upon request of such banks at approximately 11:00 a.m. (New York City time) two Business Days prior to the commencement of such Interest Period.

         The Offshore Rate shall be adjusted automatically as to all Offshore Rate Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

         "Offshore Rate Loan" means any Loan that bears interest based on the Offshore Rate.

         "Operating Lease" means, as applied to any Person, any lease of Property which is not a Capital Lease.

         "Ordinary Course of Business" means, in respect of any transaction involving the Company or any Subsidiary of the Company, the ordinary course of such Person's business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

         "Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation; and, for any limited partnership, the certificate of limited partnership, the limited partnership agreement, and all applicable partnership resolutions.

         "Other Taxes" has the meaning specified in subsection 4.1(b).

         "Participant" has the meaning specified in subsection 11.8(d).

         "Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of the Company, as in effect on the Closing Date, and as the same may, from time to time, be amended, modified or supplemented in accordance with the terms thereof.

         "Partner Entities" means the General Partner, the PCMC General Partner and the PC Advisory General Partner.

         "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any of its principal functions under ERISA.

         "PC Advisory General Partner" means PC Advisory Corp. I, a Delaware corporation, the managing general partner of the PCMC General Partner, and any successor managing general partner of the PCMC General Partner.

         "PCMC General Partner" means PC Advisory Partners I, L.P., a Delaware limited partnership, the managing general partner of the General Partner, and any successor managing general partner of the General Partner.

         "Permitted Business" means any business engaged in by the Company or the Facilities Subsidiary on the Closing Date, pulp and paper manufacturing and any business substantially similar or related to any such business.

         "Permitted Liens" has the meaning specified in Section 8.1.

         "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

         "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company or any ERISA Affiliate sponsors or maintains or to which the Company or any ERISA Affiliate makes, is making or is obligated to make contributions, and includes any Multiemployer Plan or Qualified Plan.

         "Principal Repayment Proviso" means that for any period of calculation, the aggregate amount of scheduled principal repayment on Indebtedness (x) shall not include voluntary prepayments of Indebtedness except to the extent such voluntary prepayments includes any amounts that would have been scheduled principal repayments during such period, and (y) shall not include the amount of any scheduled principal repayment to the extent the Company refinanced or rescheduled such scheduled repayments and the scheduled principal repayments due before the Revolving Termination Date under the refinancing or rescheduling have been or will be included in the calculation of the aggregate amount of scheduled principal repayments for the periods in which they are due.

         "Pro Forma Free Cash Flow" as of any date means (i) net income of the Company and its Restricted Subsidiaries on a pro forma combined basis (excluding (a) gain on the sale of any Capital Asset, (b) noncash items of income, and (c) any distributions or other income received from, or equity of the Company or any Restricted Subsidiary in the earnings of, any entity which is not a Restricted Subsidiary) for the period of four consecutive fiscal quarters immediately prior to such date (such period of four consecutive fiscal quarters being the "Measurement Period"), determined in accordance with GAAP plus depreciation, depletion, amortization and other noncash charges, interest expense on Indebtedness and provision for income taxes, minus (ii) capital expenditures made by the Company and its Restricted Subsidiaries during the Measurement Period, to maintain their respective operations; provided, however, if (A) the Company or a Restricted Subsidiary is acquiring a Restricted Subsidiary or assets and (B) Pro Forma Free Cash Flow is being determined in connection therewith, such Restricted Subsidiary shall be considered to have been a Restricted Subsidiary during the entire Measurement Period and such assets shall be considered to have been owned by the Company during the entire Measurement Period if net income attributable to such Restricted Subsidiary or such assets (as the case may be) for the entire Measurement Period is readily determinable and confirmed pursuant to an audit or a certification prepared in good faith by the Company's chief financial officer; further provided, however, that portion of Pro Forma Free Cash Flow allocable to such Restricted Subsidiary or assets shall be reduced on a pro rata basis to the extent Timber has been harvested by such Restricted Subsidiary or from such assets during the Measurement Period at a rate greater than the rate at which the Company has harvested Timber from its Timberlands during the Measurement Period, as certified in good faith by the chief financial officer of the Company; and finally provided, however, if Pro Forma Free Cash Flow is being determined for any Measurement Period and a Restricted Subsidiary or assets have been sold or otherwise disposed of at any time during such Measurement Period by the Company or any Restricted Subsidiary, such Restricted Subsidiary shall not be considered to have been a Restricted Subsidiary during any part of such Measurement Period and such assets shall not be considered to have been owned by the Company during any part of such Measurement Period, and the net income that otherwise would have been attributable to such Restricted Subsidiary or asset during such Measurement Period shall be certified in good faith by the chief financial officer of the Company.

         "Pro Rata Share" means, with respect to the payment of principal or interest on account of Revolving Loans or L/C Advances, each Bank's pro rata share of the outstanding principal balance of the Loans or L/C Advances with respect to which such payment is being made.

         "Property" means any estate or interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

         "Qualified Debt" means, as to the Company, as of any date of determination, without duplication, all outstanding indebtedness of the Company for borrowed money, including Indebtedness represented by the Notes, the 1994 Notes, the 1996 Notes, and this Agreement (including L/C Borrowings and Loans used to repay L/C Borrowings, but excluding L/C Obligations with respect to undrawn Letters of Credit).

         "Qualified Plan" means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the Code and which any ERISA Affiliate sponsors, maintains, or to which it makes, is making or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

         "Reportable Event" means, as to any Plan, (a) any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC, (b) a withdrawal from a Plan described in
Section 4063 of ERISA, or (c) a cessation of operations described in Section 4062(e) of ERISA.

         "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

         "Responsible Officer" means the chief executive officer, the president or any vice president of the General Partner, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the General Partner, or any other officer having substantially the same authority and responsibility.

         "Responsible Representatives" means (a) in the case of any transaction in which the value of any assets disposed of or received have a value of less than $5,000,000 or in which payments made are less than $5,000,000, the chief executive officer, chief financial officer or chief operating officer of the Company, and (b) in the case of any other transaction, the Board of Directors of the PC Advisory General Partner.

         "Restricted Payment" means (a) any payment or other distribution, direct or indirect, in respect of any partnership interest in the Company, except a distribution payable solely in additional partnership interests in the Company, and (b) any payment, direct or indirect, on account of the redemption, retirement, purchase or other acquisition of any partnership interest in the Company including, without limitation, any Designated Repurchases; or, if the Company is at any time reorganized as or changed (by merger, sale of assets or otherwise) into a corporation, (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Company now or hereafter outstanding, except a dividend payable solely in shares of stock of the Company, and (ii) any redemption, retirement, purchase or other acquisition, direct or indirect, of any shares of any class of stock of the Company, now or hereafter outstanding, or of any warrants, rights or options to acquire any such shares, except to the extent that the consideration therefor consists of shares of stock of the Company.

         "Restricted Subsidiary" means any Wholly-Owned Subsidiary other than
(a) any Designated Immaterial Subsidiary and (b) the Facilities Subsidiary or any Subsidiary directly or indirectly owned by the Facilities Subsidiary, provided that after the Mortgage Notes shall have been paid in full and retired, the Facilities Subsidiary and its Subsidiaries shall become and be Restricted Subsidiaries.

         "Revolving Facility Tranche" has the meaning specified in Section
2.16.

         "Revolving Facility Tranche Loan" means a Loan allocated by the Company to the Revolving Facility Tranche as provided in Section 2.16.

         "Revolving Loan" has the meaning specified in Section 2.1, and may be an Offshore Rate Loan or a Base Rate Loan.

         "Revolving Termination Date" means the earlier to occur of:

                 (a)December 13, 2001; and

                 (b)the date on which the Aggregate Commitment shall terminate in accordance with the provisions of this Agreement.

         "Riverwood Supply Agreement" means the Supply Agreement dated October 18, 1996, between Riverwood International Corporation and the Company.

         "SEC" means the Securities and Exchange Commission, or any entity succeeding to any of its principal functions.

         "Senior Co-Agent" means NationsBank, N.A. in its capacity as Senior Co-Agent for the Banks hereunder.

         "Solvent" means, as to any Person at any time, that (a) (i) in the case of a Person that is not a partnership, the fair value of the Property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities), and (ii) in the case of a Person that is a partnership, the sum of (A) the fair value of the Property of such Person plus (B) the sum of the excess of the fair value of each general partner's non-partnership Property over such partner's non-partnership debts (together, the "Applicable Property") is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities), as such value for purposes of both clauses (i) and (ii) is established and liabilities evaluated for purposes of
Section 101(31) of the Bankruptcy Code and, in the alternative, for purposes of the Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the Property of such Person (or, in the case of a partnership, the Applicable Property for such Person) is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its Property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's Property would constitute unreasonably small capital.

         "Subsidiary" of a Person means any corporation, partnership or other entity a majority of (i) the total combined voting power of all classes of Voting Stock of which or (ii) the outstanding equity interests of which shall, at the time of which any determination is being made, be owned by the Company either directly or through Subsidiaries.

         "Swap Contract" means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

         "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Company (or, for purposes of subsection 9.1(e), by the Majority Banks) based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Bank).

         "Swingline Bank" means BofA or its assignee under Section 11.8.

         "Swingline Clean-Up Day" has the meaning specified in subsection 2.7(a)(iii).

         "Swingline Commitment" has the meaning specified in Section 2.10.

         "Swingline Loan" has the meaning specified in Section 2.10.

         "Taxes" has the meaning specified in subsection 4.1(a).

         "Timber" means standing trees not yet harvested.

         "Timberlands" means the timberlands owned by the Company as of the Closing Date and any timberlands acquired by the Company or any Subsidiary after the Closing Date.

         "Transferee" has the meaning specified in subsection 11.8(e).

         "Type" means either an Offshore Rate Loan or a Base Rate Loan.

         "UCC" means the Uniform Commercial Code as in effect in the State of California.

         "UCP" has the meaning specified in Section 3.9.

         "Unfunded Pension Liabilities" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used by the Plan's actuaries for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

         "United States" and "U.S." each means the United States of America.

         "Voting Stock" means, with respect to any corporation or other entity, any shares of stock or other ownership interests of such corporation or entity whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation or to manage any such other entity (irrespective of whether at the time stock or ownership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

         "Wholly-Owned Subsidiary" means any Subsidiary organized under the laws of any state of the United States which conducts the major portion of its business in the United States, and all of the stock or other ownership interests of every class of which, except director's qualifying shares, and except in the case of the Facilities Subsidiary not more than 5% of the outstanding Voting Stock shall, at the time as of which any determination is being made, be owned by the Company either directly or through Wholly-Owned Subsidiaries.

         "Withdrawal Liabilities" means, as of any determination date, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA if the Controlled Group made a complete withdrawal from all Multiemployer Plans and any increase in contributions pursuant to Section 4243 of ERISA.

      1.2  OTHER INTERPRETIVE PROVISIONS

         (a) Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

         (b) The Agreement. The words "hereof," "herein," "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, section, schedule and exhibit references are to this Agreement unless otherwise specified.

         (c)     Certain Common Terms.

                 (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

                 (ii) The term "including" is not limiting and means "including without limitation."

         (d) Performance; Time. Whenever any performance obligation hereunder (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including". If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

         (e) Contracts. Unless otherwise expressly provided herein, references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

         (f) Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

         (g) Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

         (h) Independence of Provisions. The parties acknowledge that this Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

         (i) Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to the Agent, the Company and other parties, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Banks, the Senior Co-Agent or the Agent merely because of the Agent's, the Senior Co-Agent's or Banks' involvement in the preparation of such documents and agreements.

         1.3     ACCOUNTING PRINCIPLES

         (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

         (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.

2.    THE CREDITS

      2.1  AMOUNTS AND TERMS OF COMMITMENTS

      Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make loans to the Company (each such loan, a "Revolving Loan") from time to time on any Business Day from the Closing Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite the Bank's name in Schedule 2.1 under the heading "Commitment" (such amount as the same may be reduced pursuant to Section 2.5 or Section 2.7, or as a result of one or more assignments pursuant to Section 11.8, the Bank's "Commitment"); provided, however, that, after giving effect to any Borrowings, the Effective Amount of all Revolving Loans, Swingline Loans, and L/C Obligations shall not at any time exceed the Aggregate Commitment; and provided, further, that the Effective Amount of the Revolving Loans of any Bank plus such Bank's Commitment Percentage of the Effective Amount of all L/C Obligations and Swingline Loans shall not at any time exceed such Bank's Commitment. Within the limits of each Bank's Commitment, and subject to the other terms and conditions hereof, until the Revolving Termination Date, the Company may borrow under this Section 2.1, prepay pursuant to Section 2.8 and reborrow pursuant to this Section 2.1.

      2.2  LOAN ACCOUNTS

      The Loans made by each Bank (including the Swingline Bank) and the Letters of Credit Issued by an Issuing Bank shall be evidenced by one or more loan accounts maintained by such Bank or Issuing Bank, as the case may be, in the ordinary course of business. The loan accounts or records maintained by the Agent, the Swingline Bank, each Issuing Bank and each such Bank shall be conclusive absent manifest error of the amount of the Loans made by the Banks to the Company and the Letters of Credit issued for the account of the Company, and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans or any Letter of Credit.

      2.3  PROCEDURE FOR BORROWING REVOLVING LOANS

         (a) Each Borrowing of Revolving Loans shall be made upon the Company's irrevocable written notice delivered to the Agent in accordance with
Section 11.2 in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 9:00 a.m. (San Francisco time)) (i) three Business Days prior to the requested Borrowing date, in the case of Offshore Rate Loans; and (ii) on the requested Borrowing date, in the case of Base Rate Loans, specifying:

                 (A)      that the Borrowing comprises Revolving Loans;

                 (B) the amount of the Borrowing, which shall be in an aggregate minimum principal amount of three million dollars ($3,000,000) except in the case of Offshore Rate Loans with a proposed Interest Period of one week, in which case the aggregate minimum principal amount shall be twelve million dollars ($12,000,000) or, in either case, any multiple of five hundred thousand dollars ($500,000) in excess thereof;

                 (C) the requested Borrowing date, which shall be a Business Day;

                 (D) whether the Borrowing is to comprise Offshore Rate Loans or Base Rate Loans;

                 (E) the duration of the Interest Period applicable to the Borrowing described in such notice. If the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Borrowing comprising Offshore Rate Loans, such Interest Period shall be 90 days or three months, respectively; and

                 (F) with respect to any Borrowing after the date the Company gives the notice regarding allocation of Loans pursuant to Section 2.16, whether the Borrowing shall be allocated to the Revolving Facility Tranche or the Capital Expenditure Tranche.

         (b) Upon receipt of the Notice of Borrowing, the Agent will promptly notify each Bank thereof and of the amount of such Bank's Commitment Percentage of the Borrowing.

         (c) Each Bank will make the amount of its Commitment Percentage of the Borrowing available to the Agent for the account of the Company at the Agent's Payment Office by 12:00 noon (San Francisco time) on the Borrowing date requested by the Company in funds immediately available to the Agent. The proceeds of all such Revolving Loans will then be made available to the Company by the Agent at such office by crediting the account of the Company on the books of BofA with the aggregate of the amounts made available to the Agent by the Banks and in like funds as received by the Agent, unless on the date of the Borrowing all or any portion of the proceeds thereof shall then be required to be applied to the repayment of any outstanding Swingline Loans pursuant to
Section 2.10 or the reimbursement of any outstanding drawings under Letters of Credit pursuant to Section 3.3, in which case such proceeds or portion thereof shall be applied to the repayment of such Swingline Loans or the reimbursement of such Letter of Credit drawings, as the case may be.

         (d) Unless the Majority Banks shall otherwise agree, during the existence of a Default or an Event of Default, the Company may not elect to have a Loan made as an Offshore Rate Loan.

         (e) After giving effect to any Borrowing, there shall not be more than six different Interest Periods in effect in respect of all Loans (other than Swingline Loans) then outstanding.

      2.4  CONVERSION AND CONTINUATION ELECTIONS FOR BORROWINGS

         (a) The Company may upon irrevocable written notice to the Agent in accordance with subsection 2.4(b):

                 (i) elect to convert on any Business Day, any Base Rate Loans other than Swingline Loans (or any part thereof in an amount not less than $3,000,000 except in the case of a conversion into an Offshore Rate Loans with a proposed Interest

Period of one week, which shall be in an amount not less than $12,000,000, or that is in an integral multiple of $500,000 in excess thereof) into Offshore Rate Loans;

                 (ii) elect to convert on the last day of the applicable Interest Period any Offshore Rate Loans having Interest Periods maturing on such day (or any part thereof in an amount not less than $3,000,000, or that is in an integral multiple of $500,000 in excess thereof) into Base Rate Loans;

                 (iii) elect to continue on the last day of the applicable Interest Period any Offshore Rate Loans having Interest Periods maturing on such day (or any part thereof in an amount not less than $3,000,000 except in the case of a continuation of an Offshore Rate Loans with a proposed Interest Period of one week, which shall be in an amount not less than $12,000,000, or that is in an integral multiple of $500,000 in excess thereof);

provided, that if the aggregate amount of Offshore Rate Loans in respect of any Borrowing shall have been reduced, by payment, prepayment, or conversion of part thereof to be less than $500,000, such Offshore Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Company to continue such Loans as, and convert such Loans into, Offshore Rate Loans shall terminate.

         (b) The Company shall deliver a Notice of Conversion/Continuation in accordance with Section 11.2 to be received by the Agent not later than 9:00 a.m. (San Francisco time) (i) at least three Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Offshore Rate Loans; and (ii) on the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:

                 (A)      the proposed Conversion/Continuation Date;

                 (B) the aggregate amount of Loans to be converted or continued;

                 (C)      the nature of the proposed conversion or continuation;
and

                 (D) other than in the case of Base Rate Loans, the duration of the requested Interest Period.

         (c) If upon the expiration of any Interest Period applicable to Offshore Rate Loans, the Company has failed to select timely a new Interest Period to be applicable to such Offshore Rate Loans or if any Default or Event of Default shall then exist, the Company shall be deemed to have elected to convert such Offshore Rate Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

         (d) Upon receipt of a Notice of Conversion/Continuation, the Agent will promptly notify each Bank thereof, or, if no timely notice is provided by the Company, the Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Bank.

         (e) Unless the Majority Banks shall otherwise agree, during the existence of a Default or Event of Default, the Company may not elect to have a Loan converted into or continued as an Offshore Rate Loan.

         (f) Notwithstanding any other provision contained in this Agreement, after giving effect to any conversion or continuation of any Loans there shall not be more than six different Interest Periods in effect in respect of all Loans (other than Swingline Loans) then outstanding.

         2.5     VOLUNTARY TERMINATION OR REDUCTION OF COMMITMENTS

         The Company may, upon not less than five Business Days prior notice to the Agent, terminate or permanently reduce the Aggregate Commitment (and, to the extent provided in subsection 2.7(b), the L/C Commitment and the Swingline Commitment) by an aggregate minimum amount of $5,000,000 or any multiple of $5,000,000 in excess thereof; provided that no such reduction or termination shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Effective Amount of Revolving Loans, Swingline Loans and L/C Obligations would exceed the Aggregate Commitment then in effect. Once reduced in accordance with this Section 2.5, the Aggregate Commitment may not be increased. Any reduction of the Aggregate Commitment shall be applied to each Bank's Commitment in accordance with such Bank's Commitment Percentage. All accrued commitment fees to the effective date of any reduction or termination of the Aggregate Commitment shall be paid on the effective date of such reduction or termination.

      2.6  OPTIONAL PREPAYMENTS

   Subject to Section 4.4, the Company may, at any time or from time to time, by written notice delivered to the Agent at least three Business Days prior to the proposed prepayment date in the case of Offshore Rate Loans, on the proposed prepayment date in the case of Base Rate Loans, and on the proposed prepayment date (which notice must be received by the Agent not later than 9:00 a.m. (San Francisco time)) in the case of Swingline Loans, (i) ratably prepay Revolving Loans, in whole or in part, in minimum principal amounts of $5,000,000 or any multiple of $1,000,000 in excess thereof, and (ii) prepay in whole or in part Swingline Loans in minimum principal amounts of $250,000 or any multiple of $100,000 in excess thereof, or in such other amounts with the consent of the

Swingline Bank. Such notice of prepayment shall specify (i) the date and amount of such prepayment, (ii) whether such prepayment is of Base Rate Loans or Offshore Rate Loans, or any combination thereof, and whether such Loans constitute Swingline Loans or Revolving Loans, and (iii) if applicable, whether such prepayment is of a Revolving Facility Tranche Loan or a Capital Expenditure Tranche Loan, or both. Such notice shall not thereafter be revocable by the Company and the Agent will promptly notify (i) in the case of Revolving Loans, each Bank thereof and of such Bank's Pro Rata Share of such prepayment, and (ii) in the case of Swingline Loans, the Swingline Bank thereof and of the amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 4.4.

            2.7  MANDATORY PREPAYMENTS OF LOANS; MANDATORY COMMITMENT REDUCTIONS

            (a)  Mandatory Prepayments.

                 (i) Asset Dispositions. If the Company or any of its Restricted Subsidiaries shall at any time or from time to time make or agree to make a sale of Properties permitted by subsection 8.2(i), or harvest excess Timber permitted by Section 8.3, then (A) the Net Proceeds of such sale shall either be paid pro rata by the Company as a prepayment of Qualified Debt or be reinvested in accordance with subsection 8.2(i), or (B) the Net Proceeds from such excess harvest shall either be paid pro-rata by the Company as a prepayment of Qualified Debt or be reinvested in accordance with Section 8.3. Prepayments to Banks under this subsection 2.7(a) shall be applied to repay the outstanding principal amount of the Revolving Loans.

                 (ii) L/C Obligations. If on any date the Effective Amount of L/C Obligations exceeds the L/C Commitment, the Company shall Cash Collateralize on such date the outstanding Letters of Credit in an amount equal to the excess of the Effective Amount of L/C Obligations over the L/C Commitment. Subject to Section 4.4, if on any date after giving effect to any Cash Collateralization made on such date pursuant to the preceding sentence, the Effective Amount of all Revolving Loans, Swingline Loans, and L/C Obligations exceeds the Aggregate Commitment, the Company shall immediately, and without notice or demand, prepay the outstanding principal amount of the Revolving Loans, Swingline Loans and L/C Advances by an amount equal to the applicable excess.

                 (iii) Swingline Loans. The Company shall be required to prepay Swingline Loans (A) if following any reduction of the Swingline Commitment pursuant to subsection 2.7(b) the Effective Amount of Swingline Loans would exceed the Swingline Commitment as reduced, the Company shall prepay on the reduction date the Swingline Loans in an amount equal to the amount of such excess, and (B) so that for one Business Day during each successive two calendar week period the aggregate principal amount of Swingline Loans shall be $0 (a "Swingline Clean-Up Day"), the Company shall prepay on the Swingline Clean-Up Day the outstanding principal amount of the Swingline Loans (which Swingline Loans may not be reborrowed until such Swingline Clean-Up Day has ended).

                 (iv) Revolving Facility Tranche Loans. If the Company has given a notice pursuant to Section 2.16 allocating all or a portion of the Loans to the Revolving Facility Tranche, the Company shall cause, for a period of at least 45 consecutive days during the 12 calendar month period after the effective date of such notice and during each successive 12 calendar month period prior to the Revolving Termination Date, no L/C Obligations to be outstanding and the aggregate principal amount of Revolving Facility Tranche Loans to be $0.

            (b)  Mandatory Commitment Reductions.

                 (i) The Aggregate Commitments shall be reduced from time to time by the amount of any mandatory prepayment that would be required by subsection 2.7(a)(i) if Revolving Loans were outstanding, whether or not any Revolving Loans are outstanding at such time. Such reduction shall be applied pro rata among the respective Commitments of the Banks and shall be effective as of the earlier of the date that such prepayment is made or the date by which such prepayment is (or would be) due and payable hereunder. All accrued commitment fees to the effective date of any reduction or termination of the Aggregate Commitment shall be paid on the effective date of such reduction or termination.

                 (ii) No reduction in the Aggregate Commitment pursuant to
Section 2.5 or subsection 2.7(b)(i) shall reduce the L/C Commitment unless and until the Aggregate Commitment has been reduced to $20,000,000; thereafter, any reduction in the Aggregate Commitment pursuant to Section 2.5 shall equally reduce the L/C Commitment.

                 (iii) At no time shall the Swingline Commitment exceed the Aggregate Commitment, and any reduction of the Aggregate Commitment which reduces the Aggregate Commitment below the then current amount of the Swingline Commitment shall result in an automatic corresponding reduction of the Swingline Commitment to the amount of the Aggregate Commitment, as so reduced, without any action on the part of the Swingline Bank.

            (c) General. Any prepayments of Loans pursuant to subsection 2.7(a) shall be applied first to any Base Rate Loans then outstanding, second to Cash Collateralize or to prepay Swingline Loans as directed by the Swingline Bank in its sole discretion, and third, at the Company's option, to Cash Collateralize or to prepay in the inverse order of their stated maturity Offshore Rate Loans. Subject to the foregoing and so long as no default or Event of Default shall then exist, if applicable, any such prepayments shall be applied to Revolving Facility Tranche Loans and Capital Expenditure Tranche Loans as directed by the Company. The Company shall pay, together with each prepayment under this
Section 2.7, accrued interest on the amount prepaid and any amounts required pursuant to Section 4.4.

            2.8  REPAYMENT

            (a) The Company shall repay to the Banks in full on the Revolving Termination Date the Effective Amount of all Revolving Loans.

            (b) The Company shall repay to the Swingline Bank in full on the Revolving Termination Date the Effective Amount of all Swingline Loans.

            2.9  INTEREST

            (a) Subject to subsection 2.9(c): (i) each Loan (other than any Swingline Loan) shall bear interest on the outstanding principal amount thereof from the date when made until it becomes due at a rate per annum equal to the Offshore Rate or the Base Rate, as the case may be, plus the Applicable Margin; and (ii) each Swingline Loan shall bear interest on the principal amount thereof from the date when made until it becomes due at a rate per annum equal to the Base Rate plus the Applicable Margin or any other rate agreed to by the Swingline Bank in its sole discretion.

            (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date and in the case of a Swingline Loan bearing an interest rate other than the Base Rate, on the date agreed to by the Swingline Bank in its sole discretion. Interest shall also be paid on the date of any prepayment of Loans pursuant to Section 2.6 and 2.7 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Agent at the request or with the consent of the Majority Banks.

            (c) While any Event of Default exists or after acceleration, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Obligations due and unpaid, at a rate per annum that is determined, in the case of Loans other than Base Rate Loans, by adding 2% per annum to the Applicable Margin then in effect for such Loans and, in the case of other Obligations, at a rate equal to the Base Rate plus 2% per annum.

            (d) Anything herein to the contrary notwithstanding, the obligations of the Company hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Bank, and in such event the Company shall pay such Bank interest at the highest rate permitted by applicable law.

            2.10 SWINGLINE LOANS

            (a) Subject to the terms and conditions hereof, the Swingline Bank severally agrees to make a portion of the Aggregate Commitment available to the Company by making swingline loans (individually, a "Swingline Loan"; collectively, the "Swingline Loans") to the Company on any Business Day during the period from the Closing Date to the Revolving Termination Date in accordance with the procedures set forth in this Section in an aggregate principal amount at any one time outstanding not to exceed $25,000,000, notwithstanding the fact that such Swingline Loans, when aggregated with the Swingline Bank's outstanding Loans, may exceed the Swingline Bank's Commitment (the amount of such commitment of the Swingline Bank to make Swingline Loans to the Company pursuant to this subsection 2.10(a), as the same shall be reduced pursuant to subsection 2.7(b) or as a result of any assignment pursuant to
Section 11.8, the Swingline Bank's "Swingline Commitment"); provided, that at no time shall (i) the Effective Amount of all Revolving Loans, Swingline Loans and L/C Obligations exceed the Aggregate Commitment, or (ii) the Effective Amount of all Swingline Loans exceed the Swingline Commitment. Additionally, no more than four Swingline Loans may be outstanding at any one time. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this subsection 2.10(a), prepay pursuant to subsection
2.6 and reborrow pursuant to this subsection 2.10(a).

            (b) The Company shall provide the Agent (with a copy to the Swingline Bank) irrevocable written notice (including notice via facsimile confirmed immediately by a telephone call) in the form of a Notice of Borrowing of any Swingline Loan requested hereunder (which notice must be received by the Swingline Bank and the Agent prior to 12:00 noon (San Francisco time) on the requested Borrowing date) specifying (i) the amount to be borrowed, (ii) the requested Borrowing date, which must be a Business Day, and (iii) with respect to any requested Swingline Loan after the date the Company gives the notice regarding allocation of Loans pursuant to Section 2.16, whether the requested Swingline Loan shall be allocated to the Revolving Facility Tranche or the Capital Expenditure Tranche. Upon receipt of the Notice of Borrowing, the Swingline Bank will immediately confirm with the Agent (by telephone or in writing) that the Agent has received a copy of the Notice of Borrowing from the Company and, if not, the Swingline Bank will provide the Agent with a copy thereof. Unless the

Swingline Bank has received notice prior to 2:00 p.m. on such Borrowing date from the Agent (A) directing the Swingline Bank not to make the requested Swingline Loan as a result of the limitations set forth in the proviso set forth in the first sentence of subsection 2.10(a); or (B) that one or more conditions specified in Article V are not then satisfied; then, subject to the terms and conditions hereof, the Swingline Bank will, not later than 3:00 p.m. (San Francisco time) on the Borrowing date specified in such Notice, make the amount of its Swingline Loan available to the Agent for the account of the Company at the Agent's Payment Office in funds immediately available to the Agent. The proceeds of such Swingline Loan will then promptly be made available to the Company by the Agent crediting the account of the Company on the books of BofA with the aggregate of the amounts made available to the Agent by the Swingline Bank and in like funds as received by the Agent. Each Borrowing pursuant to this Section shall be in an aggregate principal amount equal to two hundred fifty thousand dollars ($250,000) or an integral multiple of one hundred thousand dollars ($100,000) in excess thereof, unless otherwise agreed by the Swingline Bank.

            (c) If (i) any Swingline Loans shall remain outstanding at 9:00 a.m. (San Francisco time) on the Business Day immediately prior to a Swingline Clean-Up Day and by such time on such Business Day the Agent shall have received neither (A) a Notice of Borrowing delivered pursuant to Section 2.3 requesting that Revolving Loans be made pursuant to Section 2.1 on the Swingline Clean-Up Day in an amount at least equal to the aggregate principal amount of such Swingline Loans, nor (B) any other notice indicating the Company's intent to repay such Swingline Loans with funds obtained from other sources, or (ii) any Swingline Loans shall remain outstanding during the existence of a Default or Event of Default and the Swingline Bank shall in its sole discretion notify the Agent that the Swingline Bank desires that such Swingline Loans be converted into Revolving Loans, then the Agent shall be deemed to have received a Notice of Borrowing from the Company pursuant to
Section 2.3 requesting that Base Rate Loans be made pursuant to Section 2.1 on such Swingline Clean-Up Day (in the case of the circumstances described in clause (i) above) or on the first Business Day subsequent to the date of such notice from the Swingline Bank (in the case of the circumstances described in clause (ii) above) in an amount equal to the aggregate amount of such Swingline Loans, and the procedures set forth in subsections 2.3(b) and 2.3(c) shall be followed in making such Base Rate Loans; provided, that such Base Rate Loans shall be made notwithstanding the Company's failure to comply with subsections 5.2(b) and 5.2(c); and provided, further, that if a Borrowing of Revolving Loans becomes legally impracticable and if so required by the Swingline Bank at the time such Revolving Loans are required to be made by the Banks in accordance with this subsection 2.10(c), each Bank agrees that in lieu of making Revolving Loans as described in this subsection 2.10(c), such Bank shall purchase a participation from the Swingline Bank in the applicable Swingline Loans in an amount equal to such Bank's Commitment Percentage of such Swingline Loans, and the procedures set forth in subsections 11.8 shall be followed in connection with the purchases of such participations. Upon such purchases of participations, the prepayment requirements of subsection 2.7(a)(ii) shall be deemed waived with respect to such Swingline Loans. The proceeds of such Base Rate Loans, or participations purchased, shall be applied to repay such Swingline Loans. A copy of each notice given by the Agent to the Banks pursuant to this subsection 2.10(c) with respect to the making of Revolving Loans, or the purchases of participations, shall be promptly delivered by the Agent to the Company. Each Bank's obligation in accordance with this Agreement to make the Revolving Loans, or purchase the participations, as contemplated by this subsection 2.10(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Swingline Bank, the Company or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (3) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

            2.11 FEES

            In addition to certain fees described in Section 3.8:

            (a) Agency Fees. The Company shall pay, to the extent not previously paid, to BofA for BofA's own account fees in the amounts and at the times set forth in a letter agreement between the Company, BofA and the Arranger dated October 8, 1996. The foregoing fees shall be non-refundable.

            (b) Commitment Fees. The Company shall pay to the Agent for the account of each Bank a commitment fee on the average daily unused portion of such Bank's Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Agent, equal to the Commitment Fee Percentage.
For purposes of calculating utilization under this subsection, (i) the Aggregate Commitment shall be deemed used to the extent of the Effective Amount of all Revolving Loans and L/C Obligations, and (ii) with respect to the Commitment of the Swingline Bank, the making of any Swingline Loan shall not be considered a use of a portion of such Swingline Bank's Commitment. Such commitment fee shall accrue from the Closing Date to the Revolving Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter, commencing on the first such day after this Agreement is executed by the Company through the Revolving Termination Date, with the final payment to be made on the Revolving Termination Date; provided that, in connection with any reduction or termination of the Aggregate Commitment pursuant to Section 2.5 or Section 2.7, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the next succeeding quarterly payment being calculated on the basis of the period from the reduction or termination date to such quarterly payment date. The commitment fees provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in
Article V are not met.

            2.12 COMPUTATION OF FEES AND INTEREST

            (a) All computations of interest payable in respect of Base Rate Loans at all times that the Base Rate is determined by BofA's "reference rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest under this Agreement shall be made on the basis of a 360-day year and actual days elapsed, which results in more interest being paid than if computed on the basis of a 365-day year. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

            (b) The Agent will, with reasonable promptness, notify the Company and the Banks of each determination of an Offshore Rate; provided that any failure to do so shall not relieve the Company of any liability hereunder or provide the basis for any claim against the Agent. Any change in the interest rate on a Loan resulting from a change in the Applicable Margin, Reserve Percentage, Eurocurrency Reserve Percentage, or the Assessment Rate shall become effective as of the opening of business on the day on which such change in the Applicable Margin, Reserve Percentage, Eurocurrency Reserve Percentage, or the Assessment Rate becomes effective. The Agent will with reasonable promptness notify the Company and the Banks of the effective date and the amount of each such change, provided that any failure to do so shall not relieve the Company of any liability hereunder or provide the basis for any claim against the Agent.

            (c) Each determination of an interest rate by the Agent pursuant hereto shall be conclusive and binding on the Company and the Banks in the absence of manifest error.

            2.13 PAYMENTS BY THE COMPANY

            (a) All payments (including prepayments) to be made by the Company on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment or counterclaim; shall, except as otherwise expressly provided herein, be made to the Agent for the ratable account of the Banks at the Agent's Payment Office, and shall be made in dollars and in immediately available funds, no later than 10:00 a.m. (San Francisco time) on the date specified herein. The Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as expressly provided herein) of such principal, interest, fees or other amounts, in like funds as received. Any payment which is received by the Agent later than 10:00 a.m. (San Francisco time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.

            (b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be; subject to the provisions set forth in the definition of "Interest Period" herein.

            (c) Unless the Agent shall have received notice from the Company prior to the date on which any payment is due to the Banks hereunder that the Company will not make such payment in full as and when required hereunder, the Agent may assume that the Company has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Company shall not have made such payment in full to the Agent, each Bank shall repay to the Agent on demand such amount distributed to such Bank, together with interest thereon for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate as in effect for each such day.

            2.14 PAYMENTS BY THE BANKS TO THE AGENT

            (a) Unless the Agent shall have received notice from a Bank on the Closing Date or, with respect to each Borrowing after the Closing Date, at least one Business Day prior to the date of any proposed Borrowing, that such Bank will not make available to the Agent as and when required hereunder for the account of the Company the amount of that Bank's Commitment Percentage of the Borrowing, the Agent may assume that each Bank has made such amount available to the Agent in immediately available funds on the Borrowing date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Company such amount, that Bank shall on the next Business Day following the date of such Borrowing make such amount available to the Agent, together with interest at the Federal Funds Rate for and determined as of each day during such period. A notice of the Agent submitted to any Bank with respect to amounts owing under this subsection 2.14(a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Bank's Loan on the date of such Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the next Business Day following the date of such Borrowing, the Agent shall notify the Company of such failure to fund and, upon demand by the Agent, the Company shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

            (b) The failure of any Bank to make any Loan on any date of borrowing shall not relieve any other Bank of any obligation hereunder to make a Loan on the date of such borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on the date of any borrowing.

            2.15 SHARING OF PAYMENTS, ETC.

            If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Commitment Percentage of payments on account of the Loans obtained by all the Banks, such Bank shall forthwith (a) notify the Agent of such fact, and (b) purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's proportionate share (according to the proportion of (i) the amount of such paying Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Company agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.9) with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.15 and will in each case notify the Banks following any such purchases or repayments.

            2.16 LOAN TRANCHES

            The Company may, at any time and from time to time, upon at least five Business Days notice to the Agent, allocate all or a portion of Borrowings, including with respect to Swingline Loans and L/C Obligations, to a revolving credit facility tranche (the "Revolving Facility Tranche") or a capital expenditure tranche (the "Capital Expenditure Tranche"), or both; provided that

            (A) at no time shall the Effective Amount of all Revolving Loans and Swingline Loans allocated to the Revolving Facility Tranche plus the Effective Amount of all L/C Obligations exceed $15,000,000;

            (B) at no time shall the Effective Amount of all Revolving Loans and Swingline Loans allocated to the Capital Expenditure Tranche exceed $20,000,000;

            (C) upon allocation to the Revolving Facility Tranche or the Capital Expenditure Tranche, as case may be, Loans shall remain so allocated notwithstanding any conversion or continuation of Loans pursuant to Section 2.3;

            (D) the Company and each of the Banks agree that the establishment of the Revolving Facility Tranche and the Capital Expenditure Tranche is intended to assist the Company in its compliance with Section 8.5 and the corresponding provisions of the Note Agreements, the 1994 Senior Note Agreements and the Mortgage Note Agreements. Accordingly, neither the failure by the Company to comply in any respect with this Section 2.16 nor the failure by the Agent or any Bank to identify or remedy such noncompliance shall give rise to any liability against the Agent or any Bank or any defense to compliance by the Company with Section 8.5; and

            (E) all Letters of Credit shall be deemed allocated to the Revolving Facility Tranche.

            Such notice of allocation shall specify (i) the effective date of such allocation which shall not be a date earlier than the date of such notice,
(ii) the aggregate principal amount of Loans (identified by Type of Loan) and L/C Obligations to be allocated to the Revolving Facility Tranche, the Capital Expenditure Tranche, or both, as the case may be, and (iii) in the case of allocations to the Capital Expenditure Tranche, the Company shall represent and warrant that the proceeds of all Loans allocated thereto have been used solely to finance capital improvements, expansions and additions to the Company's property (including Timberlands), plant and equipment. The Agent will promptly notify the Banks of such notice of allocation of Loans and L/C Obligations.

3.       THE LETTERS OF CREDIT

         3.1     THE LETTER OF CREDIT FACILITY

         (a) On the terms and conditions set forth herein, (i) each Issuing Bank agrees, (A) from time to time on any Business Day during the period from the Closing Date until 30 days before the Revolving Termination Date to issue Letters of Credit for the account of the Company or the Facilities Subsidiary, and to amend or renew Letters of Credit previously issued by it, in accordance with subsections 3.2(c) and 3.2(d), and (B) to honor drafts under the Letters of Credit; and
(ii) the Banks severally agree to participate in Letters of Credit Issued for the account of the Company or the Facilities Subsidiary; provided, that the Issuing Banks shall not be obligated to Issue, and no Bank shall be obligated to participate in, any Letter of Credit if as of the date of Issuance of such Letter of Credit (the "Issuance Date") (1) the Effective Amount of all Revolving Loans, Swingline Loans, and L/C Obligations exceeds the Aggregate Commitment, (2) the Effective Amount of all Revolving Loans of such Bank plus the participation of such Bank, if any, in the Effective Amount of all Swingline Loans and L/C Obligations exceeds such Bank's Commitment, or (3) the Effective Amount of L/C Obligations exceeds the L/C Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company's ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed. The Company shall be primarily liable for all obligations hereunder and under the L/C-Related Documents with respect to any Letter of Credit Issued for the account of the Facilities Subsidiary.

         (b) Each of the Issuing Banks is under no obligation to Issue any Letter of Credit if:

                 (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from Issuing such Letter of Credit, or any Requirement of Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;

                 (ii) such Issuing Bank has received written notice from any Bank, the Agent or the Company, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied;

                 (iii)    the expiry date of any requested Letter of Credit is
(A) more than one year after the date of Issuance, unless the Majority Banks have approved such expiry date in writing, or (B) after the Revolving Termination Date, unless all of the Banks have approved such expiry date in writing;

                 (iv) the expiry date of any requested Letter of Credit is prior to the maturity date of any financial obligation to be supported by the requested Letter of Credit, unless such Letter of Credit is issued in connection with worker's compensation or to secure self- insurance deductibles or certain payments required in connection with export log yards, or all of the Banks have approved such expiry date in writing;

                 (v) any requested Letter of Credit does not provide for drafts, or is not otherwise in form and substance reasonably acceptable to such Issuing Bank, or the Issuance of a Letter of Credit may violate any policies of such Issuing Bank applicable to customers and credits of a type similar to the Company and the transactions contemplated in this Agreement;

                 (vi) any standby Letter of Credit is for the purpose of supporting the issuance of any letter of credit by any other Person;

                 (vii) such Letter of Credit is in a face amount less than $100,000 or to be denominated in a currency other than Dollars; or

                 (viii) the requested Letter of Credit provides for payment thereunder sooner than the Business Day following the presentation to such Issuing Bank of the documentation required thereunder.

         3.2     ISSUANCE, AMENDMENT AND RENEWAL OF LETTERS OF CREDIT

         (a) Each Letter of Credit shall be issued upon the irrevocable written request of the Company (or, if such Letter of Credit is to be for the account of the Facilities Subsidiary, the joint and several irrevocable written request of the Company and the applicable Facilities Subsidiary) received by an Issuing Bank (with a copy sent by the Company to the Agent) at least five days (or such shorter time as such Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of issuance. Each such request for issuance of a Letter of Credit shall be made by an original writing or by facsimile, confirmed immediately in an original writing, in the form of an L/C Application, and shall specify in form and detail satisfactory to such Issuing Bank:

                 (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day);

                 (ii)     the face amount of the Letter of Credit;

                 (iii)    the expiry date of the Letter of Credit;

                 (iv)     the name and address of the beneficiary thereof;

                 (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder;

                 (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and

                 (vii) such other usual and customary matters as the Issuing Bank may require.

         (b) At least three Business Days prior to the Issuance of any Letter of Credit or any amendment or renewal of a Letter of Credit, the Issuing Bank issuing such Letter of Credit will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of the L/C Application or L/C Amendment Application from the Company and, if not, such Issuing Bank will provide the Agent with a copy thereof. Unless such Issuing Bank has received notice on or before the Business Day immediately preceding the date such Issuing Bank is to issue, amend or renew a requested Letter of Credit from the Agent (A) directing such Issuing Bank not to issue, amend or renew such Letter of Credit because such issuance amendment or renewal is not then permitted under subsection 3.1(a) as a result of the limitations set forth in clauses (1) through (3) thereof or subsection 3.1(b)(ii); or (B) that one or more conditions specified in Article V are not then satisfied; then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Company or amend or renew a Letter of Credit, as the case may be, in accordance with such Issuing Bank's usual and customary business practices.

         (c) From time to time while a Letter of Credit is outstanding and prior to the Revolving Termination Date, an Issuing Bank shall, upon the written request of the Company received by such Issuing Bank (with a copy sent by the Company to the Agent) at least five days (or such shorter time as such Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of amendment, amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by an original writing or by facsimile, confirmed immediately in an original writing, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to such Issuing Bank:

                 (i)      the Letter of Credit to be amended;

                 (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day);

                 (iii)    the nature of the proposed amendment; and

                 (iv) such other usual and customary matters as such Issuing Bank may require.

Such Issuing Bank shall be under no obligation to amend any Letter of Credit if: (A) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of any such letter of Credit does not accept the proposed amendment to the Letter of Credit. The Agent will promptly notify the Banks of the receipt by it of any L/C Application or L/C Amendment Application.

         (d) Each Issuing Bank and the Banks agree that, while a Letter of Credit is outstanding and prior to the Revolving Termination Date, at the option of the Company and upon the written request of the Company received by an Issuing Bank (with a copy sent by the Company to the Agent) at least five days (or such shorter time as such Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of notification of renewal, such Issuing Bank shall be entitled to authorize the automatic renewal of any Letter of Credit issued by it. Each such request for renewal of a Letter of Credit shall be made by an original writing or by facsimile, confirmed immediately in an original writing, in the form of an L/C Amendment Application, and shall specify in form and detail satisfactory to such Issuing
Bank:

                 (i)      the Letter of Credit to be renewed;

                 (ii) the proposed date of notification of renewal of the Letter of Credit (which shall be a Business Day);

                 (iii)    the revised expiry date of the Letter of Credit; and

                 (iv) such other usual and customary matters as the Issuing Bank may require.

Such Issuing Bank shall be under no obligation so to renew any Letter of Credit if: (A) such Issuing Bank would have no obligation at such time to issue or amend such Letter of Credit in its renewed form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed renewal of the Letter of Credit. If any outstanding Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from such Issuing Bank that such Letter of Credit shall not be renewed, and if at the time of renewal such Issuing Bank would be entitled to authorize the automatic renewal of such Letter of Credit in accordance with this subsection 3.2(d) upon the request of the Company but such Issuing Bank shall not have received any L/C Amendment Application from the Company with respect to such renewal or other written direction by the Company with respect thereto, such Issuing Bank shall nonetheless be permitted to allow such Letter of Credit to renew, and the Company and the Banks hereby authorize such renewal, and, accordingly, such Issuing Bank shall be deemed to have received an L/C Amendment Application from the Company requesting such renewal.

         (e) In connection with Letters of Credit that automatically renew or extend their expiry date, each Issuing Bank may, at its election (or as required by the Agent at the direction of the Majority Banks), deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the Revolving Termination Date.

         (f) This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

         (g) Each Issuing Bank will also deliver to the Agent, concurrently or promptly following its delivery of a Letter of Credit, or amendment to or renewal of a Letter of Credit, to an advising bank or a beneficiary, a true and complete copy of each such Letter of Credit or amendment to or renewal of a Letter of Credit.

         (h) Each Issuing Bank shall deliver to the Agent such reports with respect to the Letters of Credit as the Agent may reasonably request from time to time.

         3.3     RISK PARTICIPATIONS, DRAWINGS AND REIMBURSEMENTS

         (a) Immediately upon the Issuance of each Letter of Credit, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank issuing such Letter of Credit a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the Commitment Percentage of such Bank, times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively. For purposes of Section 2.1, each Issuance of a Letter of Credit shall be deemed to utilize the Commitment of each Bank by an amount equal to the amount of such participation.

         (b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Bank which issued such Letter of Credit will promptly notify the Company. The Company shall reimburse such Issuing Bank, directly or with the proceeds of a Loan, prior to 10:00 a.m. (San Francisco time), on each date that any amount is paid by such Issuing Bank under any Letter of Credit (each such date, an "Honor Date"), in an amount equal to the amount so paid by such Issuing Bank. If the Company fails to reimburse such Issuing Bank for the full amount of any drawing under any Letter of Credit by 10:00 a.m. (San Francisco time) on the Honor Date, such Issuing Bank will promptly notify the Agent and the Agent will promptly notify each Bank thereof, and the Company shall be deemed to have requested that Base Rate Loans be made by the Banks to be disbursed on the Honor Date under such Letter of Credit, subject to the aggregate amount of the un-utilized portion of the Aggregate Commitment and subject to the conditions set forth in Section 5.2. Any notice given by such Issuing Bank or the Agent pursuant to this subsection 3.3(b) may be oral if immediately confirmed in writing (including by facsimile); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

         (c) Each Bank shall upon any notice pursuant to subsection 3.3(b) make available to the Agent for the account of the relevant Issuing Bank an amount in Dollars and in immediately available funds equal to its Commitment Percentage of the amount of the drawing, whereupon the participating Banks shall (subject to subsection 3.3(d)) each be deemed to have made a Loan consisting of a Base Rate Loan to the Company in that amount. If any Bank so notified fails to make available to the Agent for the account of such Issuing Bank the amount of such Bank's Commitment Percentage of the amount of the drawing by no later than 12:00 noon (San Francisco time) on the Honor Date, then interest shall accrue on such Bank's obligation to make such payment, from the Honor Date to the date such Bank makes such payment, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period. The Agent will promptly give notice of the occurrence of the Honor Date, but failure of the Agent to give any such notice on the Honor Date or in sufficient time to enable any Bank to effect such payment on such date shall not relieve such Bank from its obligations under this Section 3.3.

         (d) With respect to any unreimbursed drawing that is not converted into Loans consisting of Base Rate Loans to the Company in whole or in part, because of the Company's failure to satisfy the conditions set forth in Section
5.2 or for any other reason, the Company shall be deemed to have incurred from the relevant Issuing Bank an L/C Borrowing in the amount of such drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Base Rate plus 2% per annum, and each Bank's payment to such Issuing Bank pursuant to subsection 3.3(c) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Bank in satisfaction of its participation obligation under this Section 3.3.

         (e) Each Bank's obligation in accordance with this Agreement to make the Loans or L/C Advances, as contemplated by this Section 3.3, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the relevant Issuing Bank and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against such Issuing Bank, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, however, that each Bank's obligation to make Revolving Loans under this Section 3.3 is subject to the conditions set forth in Section 5.2.

         3.4     REPAYMENT OF PARTICIPATIONS

         (a) Upon (and only upon) receipt by the Agent for the account of an Issuing Bank of immediately available funds from the Company (i) in reimbursement of any payment made by such Issuing Bank under the Letter of Credit with respect to which any Bank has paid the Agent for the account of such Issuing Bank for such Bank's participation in the Letter of Credit pursuant to Section 3.3 or (ii) in payment of interest thereon, the Agent will pay to each Bank, in the same funds as those received by the Agent for the account of such Issuing Bank, the amount of such Bank's Commitment Percentage of such funds, and such Issuing Bank shall receive the amount of the Commitment Percentage of such funds of any Bank that did not so pay the Agent for the account of such Issuing Bank.

         (b) If the Agent or an Issuing Bank is required at any time to return to the Company, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Company to the Agent for the account of such Issuing Bank pursuant to subsection 3.4(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Bank shall, on demand of the Agent, forthwith return to the Agent or such Issuing Bank the amount of its Commitment Percentage of any amounts so returned by the Agent or such Issuing Bank plus interest thereon from the date such demand is made to the date such amounts are returned by such Bank to the Agent or such Issuing Bank, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

         3.5     ROLE OF THE ISSUING BANK

         (a) Each Bank and the Company agree that, in paying any drawing under a Letter of Credit, each of the Issuing Banks shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

         (b) No Agent-Related Person, the Senior Co-Agent, nor any of the respective correspondents, participants or assignees of the Issuing Banks shall be liable to any Bank for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Banks (including the Majority Banks, as applicable); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

         (c) The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Agent-Related Person, the Senior Co- Agent, nor any of the respective correspondents, participants or assignees of an Issuing Bank, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of
Section 3.6; provided, however, anything in such clauses to the contrary notwithstanding, that the Company may have a claim against an Issuing Bank, and such Issuing Bank may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by such Issuing Bank's willful misconduct or gross negligence or such Issuing Bank's willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (i) each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) such Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

         3.6     OBLIGATIONS ABSOLUTE

         The obligations of the Company under this Agreement and any L/C-Related Document to reimburse each Issuing Bank for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Loans shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

         (i) any lack of validity or enforceability of this Agreement or any L/C-Related Document;

         (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Company in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

         (iii) the existence of any claim, set-off, defense or other right that the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Banks or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

         (iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

         (v) any payment by an Issuing Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by such Issuing Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

         (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Company in respect of any Letter of Credit; or

         (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor.

         3.7     CASH COLLATERAL PLEDGE

         Upon (i) the request of the Agent, (A) if an Issuing Bank has honored any full or partial drawing request on any Letter of Credit and such drawing has resulted in an L/C Borrowing hereunder, or (B) if, as of the Revolving Termination Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, or (ii) the occurrence of the circumstances described in subsection 2.7(a) requiring the Company to Cash Collateralize Letters of Credit, then, the Company shall immediately Cash Collateralize the L/C Obligations in an amount equal to the L/C Obligations. The Company hereby grants to the Agent, for the benefit of the Agent, the Issuing Banks and the Banks, a security interest in all such cash and deposit account balances used to Cash Collateralize the Company's obligations hereunder.

         3.8     Letter of Credit Fees

         (a) The Company shall pay to the Agent for the account of each of the Banks a letter of credit fee with respect to the Letters of Credit on the average daily maximum amount available to be drawn of the outstanding Letters of Credit, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon Letters of Credit outstanding for that quarter as calculated by the Agent, equal to the Letter of Credit Rate. Such letter of credit fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Closing Date, through the Revolving Termination Date (or such later date upon which the outstanding Letters of Credit shall expire), with the final payment to be made on the Revolving Termination Date (or such later expiration date).

         (b) The Company shall pay to the Agent for the account of each Issuing Bank a letter of credit fronting fee per annum with respect to the outstanding Letters of Credit issued by such Issuing Bank equal to 0.125% per annum of the average daily maximum amount available to be drawn under such outstanding Letters of Credit, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon Letters of Credit issued by such Issuing Bank outstanding for that quarter as calculated by the Agent. Such fronting fees shall be calculated on the basis of a 360-day year and actual days elapsed and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Closing Date, through the Revolving Termination Date (or such later date upon which the outstanding Letters of Credit shall expire), with the final payment to be made on the Revolving Termination Date (or such later expiration date).

         (c) The Company shall pay to each Issuing Bank from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect.

         3.9     UNIFORM CUSTOMS AND PRACTICE

         The Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce ("UCP") most recently at the time of issuance of any Letter of Credit shall (unless otherwise expressly provided in the Letters of Credit) apply to the Letters of Credit.

4.       Taxes, Yield Protection And Illegality

         4.1     TAXES

         (a) Subject to subsection 4.1(g), any and all payments by the Company to each Bank or the Agent under this Agreement shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Bank's net income by the jurisdiction under the laws of which such Bank or the Agent, as the case may be, is organized or maintains a Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes").

         (b) In addition, the Company shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents (hereinafter referred to as "Other Taxes").

         (c) Subject to subsection 4.1(g), the Company shall indemnify and hold harmless each Bank and the Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.1) paid by the Bank or the Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days from the date the Bank or the Agent makes written demand therefor. Each Bank and the Agent, severally with respect to the amounts received by it from the Company as indemnification under this subsection 4.1(c), agrees upon the request of the Company and at the Company's expense, to use commercially reasonable efforts to obtain a refund of any Taxes or Other Taxes for which it received indemnification hereunder if such Taxes or Other Taxes were incorrectly or illegally asserted.

         (d) If the Company shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, then, subject to subsection 4.1(g):

                 (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.1) such Bank or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made;

                 (ii)     the Company shall make such deductions; and

                 (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

         (e) Within 30 days after the date of any payment by the Company of Taxes or Other Taxes, the Company shall furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Agent.

         (f) Each Bank which is a foreign person (i.e., a person other than a United States person for United States Federal income tax purposes) agrees that:

                 (i) it shall, no later than the Closing Date (or, in the case of a Bank which becomes a party hereto pursuant to Section 11.8 after the Closing Date, the date upon which the Bank becomes a party hereto) deliver to the Company through the Agent two accurate and complete signed originals of Internal Revenue Service Form 4224 or any successor thereto ("Form 4224"), or two accurate and complete signed originals of Internal Revenue Service Form 1001 or any successor thereto ("Form 1001"), as appropriate, in each case indicating that the Bank is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Agreement free from withholding of United States Federal income tax;

                 (ii) if at any time the Bank makes any changes necessitating a new Form 4224 or Form 1001, it shall with reasonable promptness deliver to the Company through the Agent in replacement for, or in addition to, the forms previously delivered by it hereunder, two accurate and complete signed originals of Form 4224; or two accurate and complete signed originals of Form 1001, as appropriate, in each case indicating that the Bank is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Agreement free from withholding of United States Federal income tax;

                 (iii) it shall, before or promptly after the occurrence of any event (including the passing of time but excluding any event mentioned in (ii) above) requiring a change in or renewal of the most recent Form 4224 or Form 1001 previously delivered by such Bank, deliver to the Company through the Agent two accurate and complete original signed copies of Form 4224 or Form 1001 in replacement for the forms previously delivered by the Bank; and

                 (iv) it shall, promptly upon the Company's or the Agent's reasonable request to that effect, deliver to the Company or the Agent (as the case may be) such other forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to establish such Bank's tax status for withholding purposes.





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
         (g) The Company will not be required to pay any additional amounts in respect of United States Federal income tax pursuant to subsection 4.1(d), subsection 4.1(a) or subsection 4.1(c) to any Bank for the account of any Lending Office of such Bank:

                 (i) if the obligation to pay such additional amounts would not have arisen but for a failure by such Bank to comply with its obligations under subsection 4.1(f) in respect of such Lending Office;

                 (ii) if such Bank shall have delivered to the Company a Form 4224 in respect of such Lending Office pursuant to subsection 4.1(f), and such Bank shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Company hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or in the official interpretation of such law or regulations by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form 4224; or

                 (iii) if the Bank shall have delivered to the Company a Form 1001 in respect of such Lending Office pursuant to subsection 4.1(f), and such Bank shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Company hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or any applicable tax treaty or regulations or in the official interpretation of any such law, treaty or regulations by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form 1001.

         (h) If, at any time, the Company requests any Bank to deliver any forms or other documentation pursuant to subsection 4.1(f)(iv), then the Company shall, on demand of such Bank through the Agent, reimburse such Bank for any costs and expenses (including Attorney Costs) reasonably incurred by such Bank in the preparation or delivery of such forms or other documentation.

         (i) If the Company is required to pay additional amounts to any Bank or the Agent pursuant to subsection 4.1(d), then such Bank shall use its reasonable best efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue if such change in the judgment of such Bank is not otherwise disadvantageous to such Bank.





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         4.2     ILLEGALITY

         (a) If any Bank shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Bank or its Lending Office to make Offshore Rate Loans, then, on notice thereof by the Bank to the Company through the Agent, the obligation of that Bank to make Offshore Rate Loans shall be suspended until the Bank shall have notified the Agent and the Company that the circumstances giving rise to such determination no longer exist.

         (b) If a Bank shall determine that it is unlawful to maintain any Offshore Rate Loan, the Company shall prepay in full all Offshore Rate Loans of that Bank then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if the Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Offshore Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section
4.4. If the Company is required to so prepay any Offshore Rate Loan, then concurrently with such prepayment, the Company may borrow from the affected Bank, in the amount of such repayment, a Base Rate Loan.

         (c) If the obligation of any Bank to make or maintain Offshore Rate Loans has been so terminated or suspended, the Company may elect, by giving notice to the Bank through the Agent that all Loans which would otherwise be made by the Bank as Offshore Rate Loans shall be instead Base Rate Loans.

         (d) Before giving any notice to the Agent under this Section, the affected Bank shall designate a different Lending Office with respect to its Offshore Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Bank, be illegal or otherwise disadvantageous to the Bank.

         4.3     INCREASED COSTS AND REDUCTION OF RETURN

         (a) If any Bank shall determine that, due to either (i) the introduction of or any change after the date hereof (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Offshore Rate or in respect of the assessment rate payable by any Bank to the FDIC for insuring U.S. deposits) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Offshore Rate Loans or participating in Letters of Credit, or, in the case of an Issuing Bank, any increase in the cost to such Issuing Bank of agreeing to issue,





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
issuing or maintaining any Letter of Credit or of agreeing to make or making, funding or maintaining any unpaid drawing under any Letter of Credit, then the Company shall be liable for, and shall from time to time, upon demand therefor by such Bank (with a copy of such demand to the Agent), pay to the Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

         (b) If any Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation after the date hereof, (ii) any change in any Capital Adequacy Regulation after the date hereof, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof after the date hereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank, with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon demand of such Bank (with a copy to the Agent), the Company shall upon demand pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

         4.4     FUNDING LOSSES

         The Company agrees to reimburse each Bank and to hold each Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

         (a) the failure of the Company to make any payment or mandatory prepayment of principal of any Offshore Rate Loan (including payments made after any acceleration thereof);

         (b) the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

         (c) the failure of the Company to make any prepayment of any Loan after the Company has given a notice in accordance with Section 2.6;

         (d) the prepayment (including pursuant to Section 2.6 or 2.7) of an Offshore Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

         (e) the conversion pursuant to Section 2.4 of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the respective Interest Period;





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
including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained.

         4.5     INABILITY TO DETERMINE RATES

         If the Majority Banks shall have determined that for any reason adequate and reasonable means do not exist for ascertaining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan or that the Offshore Rate applicable pursuant to subsection 2.9(a) for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to such Banks of funding such Loan, the Agent will forthwith give notice of such determination to the Company and each Bank. Thereafter, the obligation of the Banks to make or maintain Offshore Rate Loans, as the case may be, hereunder shall be suspended until the Agent upon the instruction of the Majority Banks revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such notice, the Banks shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loans.

         4.6     CERTIFICATE OF BANK

         Each Bank, if claiming reimbursement or compensation pursuant to this
Article IV, shall deliver to the Company, a certificate setting forth in reasonable detail the amount payable to such Bank hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error.

         4.7     SURVIVAL

         The covenants, agreements and obligations of the Company in this
Article IV shall survive the payment of all other Obligations.

5.       CONDITIONS PRECEDENT

         5.1     CONDITIONS OF INITIAL CREDIT EXTENSIONS

         The obligation of each Bank to make its initial Credit Extension hereunder is subject to the condition that the Agent shall have received on or before the Closing Date all of the following, in form and substance satisfactory to the Agent and, as to the items referenced in subsection 5.1(h) and (i), the Majority Banks, and in sufficient copies for each Bank:





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         (a)     Revolving Credit Agreement.  This Agreement executed by the
Company, the Agent, the Senior Co-Agent and each of the Banks;

         (b)     Resolutions; Incumbency.

                 (i) Copies of the resolutions of the board of directors of the PC Advisory General Partner, as general partner of the PCMC General Partner, as general partner of the General Partner, as general partner of the Company, approving and authorizing the execution, delivery and performance by such entities on behalf of the Company of this Agreement and the other Loan Documents to be delivered hereunder, and authorizing the borrowing of the Loans, certified as of the Closing Date by the Secretary or an Assistant Secretary of the PC Advisory General Partner; and

                 (ii) A certificate of the Secretary or Assistant Secretary of the PC Advisory General Partner certifying that the certificate delivered at the closing of the Existing Credit Agreement with respect to the names and true signatures of the duly authorized officers of the General Partner, as general partner of the Company, authorized to execute, deliver and perform, as applicable, this Agreement on behalf of the Company, and all other Loan Documents to be delivered hereunder, remains in each case true and correct as of the Closing Date;

         (c) Articles of Incorporation; By-laws; Partnership Documents and Good Standing. Each of the following documents:

                 (i) the partnership certificate of each of the Company, the General Partner, and the PCMC General Partner as in effect on the Closing Date, certified by the Secretary of State (or similar, applicable Governmental Authority) of the state of formation of such entities as of a recent date, and a certificate of the Secretary or Assistant Secretary of the PC Advisory General Partner confirming that the certified copies of the partnership agreement of each of the Company, the General Partner, and the PCMC General Partner delivered at the closing of the Existing Credit Agreement remain true, correct, and complete as of the Closing Date;

                 (ii) a certificate of the Secretary or Assistant Secretary of the PC Advisory General Partner confirming that the certified copies of the articles or certificate of incorporation of the PC Advisory General Partner and the bylaws of the PC Advisory General Partner delivered at the closing of the Existing Credit Agreement remain true, correct, and complete as of the Closing Date; and

                 (iii) a good standing certificate for each of the Company, the General Partner, the PCMC General Partner, and the PC Advisory General Partner from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation or formation, as applicable as of a recent date;





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
         (d) Legal Opinions. An opinion of (i) James A. Kraft, Vice President, General Counsel and Secretary of the Company and (ii) Perkins Coie, counsel to the Company, each addressed to the Agent and the Banks and substantially in the form of Exhibits C-1 and C-2, respectively;

         (e) Payment of Fees. The Company shall have paid all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of BofA to the extent invoiced prior to or on the Closing Date, together with such additional amounts of Attorney Costs as shall constitute BofA's reasonable estimate of Attorney Costs incurred or to be incurred through the closing proceedings, provided that such estimate shall not thereafter preclude final settling of accounts between the Company and BofA; including any such costs, fees and expenses arising under or referenced in Sections 2.11, 4.1 and 11.4;

         (f) Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:

                 (i)      the representations and warranties contained in
Article VI are true and correct on and as of such date, as though made on and as of such date;

                 (ii) no Default or Event of Default exists or would result from the initial Credit Extension; and

                 (iii) there has not occurred or existed since December 31, 1995 any event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect;

         (g) Credit Agreements. A certificate of a Responsible Officer attaching a true, correct, and complete copy of the 1996 Senior Note Agreement and confirming that the certified copies of the Note Agreements, the Mortgage Note Agreements, and the 1994 Senior Note Agreements delivered at the closing of the Existing Credit Agreement remain true, correct, and complete as of the Closing Date;

         (h) Repayment of Existing Loans. On the Closing Date, the Company shall have repaid in full all amounts outstanding under the Existing Credit Agreement, including accrued interest and fees not yet due, or have irrevocably directed the Agent to apply the initial proceeds of Loans hereunder toward such repayment in full; and

         (i) Other Documents. Such other approvals, opinions, documents or materials as the Agent or the Majority Banks may reasonably request.





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
         5.2     CONDITIONS TO ALL CREDIT EXTENSIONS

         The obligation of each Bank and the Swingline Bank to make any Loans to be made by it (including its initial Loan) or to continue or convert any Loan pursuant to Section 2.4, and the obligation of each Issuing Bank to Issue any Letter of Credit (including the initial Letter of Credit) is subject to the satisfaction of the following conditions precedent on the relevant date of Borrowing, Conversion/Continuation Date or Issuance Date:

         (a) Notice, Application. As to any Loan, the Agent shall have received (with, in the case of the initial Loan only, a copy for each Bank) a Notice of Borrowing or a Notice of Conversion/Continuation, as applicable, or in the case of any Issuance of any Letter of Credit, the relevant Issuing Bank and the Agent shall have received an L/C Application or L/C Amendment Application, as required under Section 3.2;

         (b) Continuation of Representations and Warranties. The representations and warranties made by the Company contained in Article VI shall be true and correct on and as of such date of Borrowing or Conversion/Continuation Date with the same effect as if made on and as of such date of Borrowing or Conversion/Continuation Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case they shall be true and correct as of such earlier date); and

         (c) No Existing Default. No Default or Event of Default shall exist or shall result from such Credit Extension.

         Each Notice of Borrowing, Notice of Conversion/Continuation and L/C Application or L/C Amendment Application submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice, request or application and as of the date of each Borrowing, each Conversion/Continuation Date, or Issuance Date, as applicable, that the conditions in Section 5.2 are satisfied.

6.       REPRESENTATIONS AND WARRANTIES

         The Company represents and warrants to the Agent and each Bank that:

         6.1     CORPORATE EXISTENCE AND POWER

         (a)     The Company, each of its Subsidiaries, and each of the Partner
Entities:

                 (i) is a limited partnership or corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;





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
                 (ii) is duly qualified as a foreign partnership or corporation, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

                 (iii) is in compliance with all Requirements of Law except where failure to so comply would not reasonably be expected to have a Material Adverse Effect.

         (b) The Company and each of its Subsidiaries has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets and carry on its business; and the Company and each of the Partner Entities has the power and authority and all governmental licenses, authorizations, consents and approvals to execute, deliver, and perform its obligations under, the Loan Documents.

         6.2     AUTHORIZATION; NO CONTRAVENTION

         The execution, delivery and performance by the Company of this Agreement, and any other Loan Document to which the Company is party, have been duly authorized by all necessary corporate and partnership action on behalf of the PC Advisory General Partner, as general partner of the PCMC General Partner, as general partner of the General Partner, as general partner of the Company, and by all necessary partnership action on behalf of the Company, and do not and will not:

         (a) contravene the terms of the Organization Documents of any of the Company or the Partner Entities;

         (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or

         (c)     violate any Requirement of Law.

         6.3     GOVERNMENTAL AUTHORIZATION

         No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company, the Partner Entities or any of their Subsidiaries of the Agreement or any other Loan Document.





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
         6.4     Binding Effect

         This Agreement and each other Loan Document to which the Company is a party constitute the legal, valid and binding obligations of the Company and the Partner Entities, enforceable against the Company and the Partner Entities in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditor's rights generally or by equitable principles relating to enforceability.

         6.5     LITIGATION

         There are no actions, suits, proceedings, claims or disputes pending, or to the Company's Knowledge and the knowledge of the Partner Entities, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, the Partner Entities or their Subsidiaries or any of their respective Properties which:

         (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

         (b) have a reasonable probability of success on the merits and which, if determined adversely to the Company, the Partner Entities or their Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

         6.6     NO DEFAULT

         No Default or Event of Default exists or would result from the incurring of any Obligations by the Company. Neither the Company, the Partner Entities, nor any of their Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect or that would, if such default had occurred after the Closing date, create an Event of Default under subsection 9.1(e).

         6.7     ERISA COMPLIANCE

         (a) Schedule 6.7 lists all Plans and separately identifies Plans intended to be Qualified Plans and Multiemployer Plans.





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         (b)     Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law, including all requirements under the Code or ERISA for filing reports (which are true and correct in all material respects as of the date filed), and benefits have been paid in accordance with the provisions of the Plan.

         (c) Except as specifically disclosed in Schedule 6.7, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the Code, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the Code, and to the Company's Knowledge nothing has occurred which would cause the loss of such qualification or tax-exempt status.

         (d) Except as specifically disclosed in Schedule 6.7, there is no outstanding liability under Title IV of ERISA (other than premiums due but not delinquent under Section 4007 of ERISA) with respect to any Plan maintained or sponsored by the Company or any ERISA Affiliate, nor with respect to any Plan to which the Company or any ERISA Affiliate contributes or is obligated to contribute, and which liability would reasonably be expected to have a Material Adverse Effect.

         (e) Except as specifically disclosed in Schedule 6.7, no Plan subject to Title IV of ERISA has any Unfunded Pension Liability which would reasonably be expected to have a Material Adverse Effect.

         (f) Except as specifically disclosed in Schedule 6.7, the Company and its ERISA Affiliates have not ever represented, promised or contracted (whether in oral or written form) to any current or former employee (either individually or to employees as a group) that such current or former employee(s) would be provided, at any cost to the Company or its ERISA Affiliates, with life insurance or employee welfare plan benefits (within the meaning of section 3(1) of ERISA) following retirement or termination of employment, other than benefits mandated by applicable law, including but not limited to, continuation coverage required to be provided under Section 4980B of the Code or Title I, Subtitle B, Part 6 of ERISA, and which cost would reasonably be expected to have a Material Adverse Effect. To the extent that the Company or its ERISA Affiliates have made any such representation, promise or contract, they have expressly reserved the right to amend or terminate such life insurance or employee welfare plan benefits with respect to claims not yet incurred.

         (g) The Company and its ERISA Affiliates have complied in all material respects with the notice and continuation coverage requirements of
Section 4980B of the Code.

         (h) Except as specifically disclosed in Schedule 6.7, no ERISA Event has occurred or, to the Company's Knowledge is reasonably expected to occur with





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
respect to any Plan which would reasonably be expected to have a Material Adverse Effect.

         (i) There are no pending or, to the Company's Knowledge, threatened claims, actions or lawsuits, other than routine claims for benefits in the usual and ordinary course, asserted or instituted against (i) any Plan maintained or sponsored by the Company or its assets, (ii) the Company or its ERISA Affiliates with respect to any Qualified Plan, or (iii) any fiduciary with respect to any Plan for which the Company or its ERISA Affiliates may be directly or indirectly liable, through indemnification obligations or otherwise and which claim, action or lawsuit would reasonably be expected to have a Material Adverse Effect. This representation is not made with respect to any Multiemployer Plan.

         (j) Except as specifically disclosed in Schedule 6.7, neither the Company nor any ERISA Affiliate has incurred nor, to the Company's Knowledge, reasonably expects to incur (i) any liability (and, to the Company's knowledge, no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan or (ii) any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to a Plan, and which liability would reasonably be expected to have a Material Adverse Effect.

         (k) Except as specifically disclosed in Schedule 6.7, neither the Company nor any ERISA Affiliate has transferred any Unfunded Pension Liability to a Person other than the Company or an ERISA Affiliate or otherwise engaged in a transaction that is subject to Section 4069 or 4212(c) of ERISA.

         (l) The Company has not engaged, directly or indirectly, in a non-exempt prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which would reasonably be expected to have a Material Adverse Effect.

         6.8     USE OF PROCEEDS; MARGIN REGULATIONS

         The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 7.11, and are intended to be and shall be used in compliance with Section 8.7. Neither the Company, the Partner Entities, nor any of their Subsidiaries is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.





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         6.9     TITLE TO PROPERTIES

         The Company and each of its Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all real Property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. As of the Closing Date, the Property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.

         6.10    TAXES

         The Company, the Partner Entities and their Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and no Notice of Lien has been filed or recorded. There is no proposed tax assessment against the Company, the Partner Entities or any of their Subsidiaries which would, if the assessment were made, have a Material Adverse Effect.

         6.11    FINANCIAL CONDITION

         (a) The audited combined financial statements of financial condition of the Company and its Subsidiaries dated December 31, 1995, and the related combined statements of income and combined statement of cash flows for the fiscal year ended on that date:

                 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

                 (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

                 (iii) show all material Indebtedness and other liabilities, direct or contingent of the Company and its combined Subsidiaries as of the date thereof, including liabilities for taxes and material commitments.

         (b)     Since December 31, 1995, there has been no Material Adverse
Effect.





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         6.12    ENVIRONMENTAL MATTERS

         (a) Except as specifically disclosed in Schedule 6.12, the on-going operations of the Company, the Partner Entities and each of their Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which would not (if enforced in accordance with applicable law) result in liability in excess of $25,000,000 in the aggregate.

         (b) Except as specifically disclosed in Schedule 6.12, the Company, the Partner Entities and each of their Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits") and necessary for their respective ordinary course operations, all such Environmental Permits are in good standing, and the Company, the Partner Entities and each of their Subsidiaries are in compliance with all terms and conditions of such Environmental Permits except where the failure to obtain, maintain in good standing or comply with such Environmental Permits would not reasonably be expected to have a Material Adverse Effect.

         (c) Except as specifically disclosed in Schedule 6.12, none of the Company, the Partner Entities, any of their Subsidiaries or any of their respective present Property or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material arising out of a violation or alleged violation of any Environmental Law.

         (d) Except as specifically disclosed in Schedule 6.12, there are no Hazardous Materials or other conditions or circumstances existing with respect to any Property, or arising from operations prior to the Closing Date, of the Company, the Partner Entities, or any of their Subsidiaries that would reasonably be expected to give rise to Environmental Claims with a potential liability of the Company and its Subsidiaries in excess of $25,000,000 in the aggregate for any such condition, circumstance or Property. In addition, except as specifically disclosed in Schedule 6.12 (i) neither the Company, the Partner Entities nor any of their Subsidiaries has any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws, or (y) that are leaking or disposing of Hazardous Materials off-site, and (ii) the Company, the Partner Entities and their Subsidiaries have notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and all other Environmental Laws.





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         6.13    REGULATED ENTITIES

         None of the Company, the Partner Entities, any Person controlling the Company or the Partner Entities, or any Subsidiary of the Company or the Partner Entities, is (a) an "Investment Company" within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

         6.14    NO BURDENSOME RESTRICTIONS

         Neither the Company nor any of its Subsidiaries is a party to or bound by any Contractual Obligation, or subject to any charter or corporate restriction, or any Requirement of Law, which would reasonably be expected to have a Material Adverse Effect.

         6.15    SOLVENCY

         The Company, the General Partner, the Facilities Subsidiary, and the Restricted Subsidiaries are each Solvent.

         6.16    LABOR RELATIONS

         There are no material strikes, lockouts or other labor disputes against the Company or any of its Subsidiaries, or, to the Company's Knowledge, threatened against or affecting the Company or any of its Subsidiaries, and no significant unfair labor practice complaint is pending against the Company or any of its Subsidiaries or, to the Company's Knowledge, threatened against any of them before any Governmental Authority.

         6.17    COPYRIGHTS, PATENTS, TRADEMARKS AND LICENSES, ETC.

         The Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the Company's Knowledge, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any of its Subsidiaries infringes upon any rights held by any other Person; except as specifically disclosed in Schedule 6.5, no claim or litigation regarding any of the foregoing is pending or, to the Company's Knowledge, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is





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pending or, to the Company's Knowledge, proposed, which, in either case, would reasonably be expected to have a Material Adverse Effect.

         6.18    SUBSIDIARIES

         The Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 6.18 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part
(b) of Schedule 6.18. Except as disclosed in part (a) of Schedule 6.18, the Company owns 100% of the ownership interests of its Subsidiaries. The Facilities Subsidiary has issued no rights, warrants or options to acquire or instruments convertible into or exchangeable for any equity interest in the Facilities Subsidiary.

         6.19    PARTNERSHIP INTERESTS

         The only general partner of the Company is the General Partner, which on the Closing Date will own a 2% interest in the Company. The only general partner of the General Partner is the PCMC General Partner. The only general partner of the PCMC General Partner is the PC Advisory General Partner.

         6.20    BROKER'S, TRANSACTION FEES

         Neither the Company nor any of its Subsidiaries has any obligation to any Person in respect of any finder's, broker's or investment banker's fee in connection with the transactions contemplated hereby.

         6.21    INSURANCE

         The Properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where the Company or such Subsidiary operates.

         6.22    FULL DISCLOSURE

         None of the representations or warranties made by the Company, the General Partners, or any of their Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, written statement or certificate furnished by or on behalf of the Company or any of its Subsidiaries in connection with the Loan Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.





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7.       AFFIRMATIVE COVENANTS

         The Company covenants and agrees that, so long as any Bank shall have any Commitment hereunder, or the Swingline Bank shall have any Swingline Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit remains outstanding, unless the Majority Banks waive compliance in writing:

         7.1     FINANCIAL STATEMENTS

         The Company shall deliver to the Agent in form and detail satisfactory to the Agent and the Majority Banks, with sufficient copies for each Bank:

         (a) as soon as available, but not later than 90 days after the end of each fiscal year, a copy of the audited combined balance sheet of the Company as at the end of such year and the related combined statements of income and statements of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Coopers & Lybrand, or another nationally-recognized independent public accounting firm ("Independent Auditor") which report shall state that such combined financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by Independent Auditor of any material portion of the Company's or any Subsidiary's records and shall be delivered to the Agent pursuant to a reliance agreement in favor of the Agent and Banks by such Independent Auditor in form and substance satisfactory to the Agent and the Majority Banks;

         (b) as soon as available, but not later than 120 days after the end of each fiscal year, a copy of an audited combining balance sheet of the Company and each of its Subsidiaries as at the end of such fiscal year and the related combining statements of income and statement of cash flows for such fiscal year, all in reasonable detail certified by an appropriate Responsible Officer as having been used in connection with the preparation of the financial statements referred to in subsection (a) of this Section 7.1;

         (c) as soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each year, a copy of the unaudited combined balance sheet of the Company and its combined Subsidiaries as of the end of such quarter and the related combined statements of income and statement of cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by an appropriate Responsible Officer as being complete and correct and fairly presenting, in accordance with GAAP, the financial position and the results of operations of the Company and the Subsidiaries;





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
         (d) as soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each year, a copy of the unaudited combining balance sheets of the Company and each of its Subsidiaries, and the related combining statements of income and statement of cash flows for such quarter, all certified by an appropriate Responsible Officer of the Company as having been used in connection with the preparation of the financial statements referred to in subsection (c) of this Section 7.1;

         (e) as soon as available, but not later than September 30 of each year, a business plan which shall include consolidated five year pro-forma projections of the Company's balance sheet, income statement and statement of cash flows, accompanied by appropriate assumptions on which such projections are based.

         7.2     CERTIFICATES; OTHER INFORMATION

         The Company shall furnish to the Agent, with sufficient copies for each Bank:

         (a) concurrently with the delivery of the financial statements referred to in subsection 7.1(a) above, a certificate of the Independent Auditor stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

         (b) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) through (d) above, a certificate of a Responsible Officer substantially in the form of Exhibit D (i) stating that, to the best of such officer's knowledge, the Company, during such period, has observed and performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified (by applicable subsection reference) in such certificate, (ii) stating the Applicable Margin to be in effect for the immediately following fiscal quarter, and (iii) showing in detail the calculations supporting such statement in respect of subsection 8.2(h), Section 8.3, subsection 8.4(i), Section 8.5 and Section 8.13, and supporting the computation of the Interest Coverage Ratio;

         (c) promptly after the same are sent, copies of all financial statements and reports which the Company sends to its limited partners (excluding the Form K-1s); and promptly after the same are filed, copies of all financial statements and regular, periodical or special reports which the Company may make to, or file with, the SEC or any successor or similar Governmental Authority; and

         (d) promptly, such additional business, financial, corporate affairs and other information as the Agent, at the request of any Bank, may from time to time reasonably request.





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
         7.3     NOTICES

         The Company shall promptly upon becoming aware thereof notify the Agent and each Bank:

         (a) (i) of the occurrence of any Default or Event of Default, (ii) of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default, and (iii) of the occurrence or existence of any event or circumstance that would cause the condition to Credit Extension set forth in subsection 5.2(b) not to be satisfied if a Credit Extension were requested on or after the date of such event or circumstance;

         (b) of (i) any breach or non-performance of, or any default under, any Contractual Obligation of the Company, the Partner Entities, or any of their Subsidiaries which could result in a Material Adverse Effect; and (ii) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Company, the Partner Entities, or any of their Subsidiaries and any Governmental Authority which could reasonably be expected to result in a Material Adverse Effect;

         (c) of the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary (i) which could reasonably be expected to have a Material Adverse Effect, or (ii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document;

         (d) upon, but in no event later than 10 days after, becoming aware of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Company or any of its Subsidiaries or any of their respective Properties pursuant to any applicable Environmental Laws where, if adversely determined, the potential liability or expense relating thereto could exceed $25,000,000 or the potential remedy with respect thereto would otherwise reasonably be expected to have a Material Adverse Effect, (ii) all other Environmental Claims which allege liability in excess of $25,000,000 or have the possibility of remedies that would, if adversely determined, otherwise reasonably be expected to constitute a Material Adverse Effect, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of the Company or any Subsidiary that would reasonably be anticipated to cause such property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws where the net book value of such property exceeds $25,000,000;





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
         (e) of any other litigation or proceeding affecting the Company or any of its Subsidiaries which the Company would be required to report to the SEC pursuant to the Exchange Act, within four days after reporting the same to the SEC;

         (f) of any of the following ERISA events affecting the Company or any ERISA Affiliate (but in no event more than 20 days after such event or, in the case of an event relating to a Multiemployer Plan, no more than 30 days after the Company obtains knowledge of the occurrence of such an event), together with (except in the case of a Multiemployer Plan) a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:

                 (i) an ERISA Event which would reasonably be expected to have a Material Adverse Effect;

                 (ii) the adoption of any new Qualified Plan that is subject to Title IV of ERISA or section 412 of the Code that would reasonably be expected to generate annual liabilities in excess of $10,000,000 by the Company or an ERISA Affiliate;

                 (iii) the adoption of any amendment to a Qualified Plan that is subject to Title IV of ERISA or section 412 of the Code that would reasonably be expected to generate annual liabilities in excess of $10,000,000, if such amendment results in a material increase in benefits or unfunded liabilities; or

                 (iv) the commencement of contributions by the Company or an ERISA Affiliate to any Plan that is subject to Title IV of ERISA or section 412 of the Code that would reasonably be expected to generate annual liabilities in excess of $10,000,000;

         (g) any Material Adverse Effect subsequent to the date of the most recent audited financial statements of the Company delivered to the Banks pursuant to subsection 7.1(a) or 5.1(g); and

         (h) of any material labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving the Company or any of its Subsidiaries.

         Each notice pursuant to this Section shall be accompanied by a written statement by a Responsible Officer of the Company setting forth details of the occurrence referred to therein, and stating what action the Company proposes to take with respect thereto and at what time. Each notice under subsection 7.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.





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
         7.4     PRESERVATION OF PARTNERSHIP EXISTENCE, ETC.

         The Company shall, except as permitted by Section 8.2, and shall cause each of its Restricted Subsidiaries to:

         (a) preserve and maintain in full force and effect its partnership or corporate existence and good standing under the laws of its state or jurisdiction of formation or incorporation;

         (b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business;

         (c) use its reasonable efforts, in the Ordinary Course of Business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it; and

         (d) preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

         7.5     MAINTENANCE OF PROPERTY

         The Company shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted.

         7.6     INSURANCE

         The Company shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

         7.7     PAYMENT OF OBLIGATIONS

         The Company shall, and shall cause its Subsidiaries to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

         (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; and





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
         (b) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

         7.8     COMPLIANCE WITH LAWS

         The Company shall comply, and shall cause each of its Subsidiaries to comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act) the non-compliance with which would reasonably be expected to have a Material Adverse Effect, except such as may be contested in good faith or as to which a bona fide dispute may exist.

         7.9     INSPECTION OF PROPERTY AND BOOKS AND RECORDS

         The Company shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiaries. The Company shall permit, and shall cause each of its Subsidiaries to permit, representatives and independent contractors of the Agent or any Bank to visit and inspect any of their respective Properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, when an Event of Default exists the Agent or any Bank may do any of the foregoing at the expense of the Company such Properties at any time during normal business hours and without advance notice.

         7.10    ENVIRONMENTAL LAWS

         (a) The Company shall, and shall cause each of its Subsidiaries to, conduct its operations and keep and maintain its Property in compliance with all Environmental Laws, the non-compliance with which would reasonably be expected to have a Material Adverse Effect.

         (b) Upon the written request of the Agent or any Bank, the Company shall submit and cause each of its Subsidiaries to submit, to the Agent and with sufficient copies for each Bank, at the Company's sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to subsection 7.3(d), that could, individually or in the aggregate, result in liability in excess of $25,000,000.





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
         7.11    USE OF PROCEEDS

         The Company shall use the proceeds of the Loans solely as follows: (a) to refinance existing Indebtedness, (b) to pay related fees and expenses, and
(c) to finance working capital and other general partnership purposes, including acquisitions, not in contravention of any Requirement of Law or of any Loan Document.

         7.12    SOLVENCY

         The Company shall at all times be, and shall cause each of its Restricted Subsidiaries to be, Solvent.



8.       NEGATIVE COVENANTS

         The Company hereby covenants and agrees that, so long as any Bank shall have any Commitment hereunder, or the Swingline Bank shall have any Swingline Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Majority Banks waive compliance in writing:

         8.1     LIMITATION ON LIENS

         The Company shall not, and shall not suffer or permit any of its Restricted Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

         (a) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.7;

         (b) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the Ordinary Course of Business which are not delinquent or remain payable without penalty or unless such lien is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such accrual or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

         (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made incidental to the conduct of its business or the ownership of its Property including (i) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation,
(ii) deposits to secure insurance, the performance of bids, tenders, contracts, leases, licenses, franchises and statutory





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
obligations, each in the Ordinary Course of Business, and (iii) other obligations which were not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property and which do not in the aggregate materially detract from the value of its Property or materially impair the use of such Property in the operation of its business;

         (d) any attachment or judgment Lien, unless the judgment it secures shall not, within 45 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 45 days after expiration of any such stay;

         (e) easements, rights-of-way, restrictions, leases, sub-leases and other similar charges or encumbrances incurred in the Ordinary Course of Business which, in each case, and in the aggregate, do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary;

         (f) Liens on Property of any Restricted Subsidiary securing obligations of such Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

         (g) any Lien existing prior to the time of acquisition upon any Property acquired by the Company or any Restricted Subsidiary after the Closing Date through purchase, merger or consolidation or otherwise, whether or not assumed by the Company or such Subsidiary, or placed upon Property at (or within 30 days after) the later of the time of acquisition or the completion of construction by the Company or any Restricted Subsidiary to secure all or a portion of (or to secure Indebtedness incurred to pay all or a portion of) the purchase price thereof, provided that (i) any such Lien does not encumber any other property of the Company or such Restricted Subsidiary, (ii) the Indebtedness secured by such Lien is not prohibited by the provisions of
Section 8.5, (iii) the aggregate principal amount of the Indebtedness secured by such Lien at no time exceeds 80% of the cost to the Company and its Restricted Subsidiaries of the Property subject to such Lien, and (iv) the aggregate outstanding principal amount (without duplication) of the Indebtedness secured by all such Liens and the Indebtedness of all Restricted Subsidiaries at no time (a) from June 30, 1996 to June 8, 1999, exceeds $25,000,000, and (b) from June 9, 1999 to the Revolving Termination Date, exceeds $50,000,000;

         (h) Liens on the accounts, rights to payment for goods sold or services rendered that are evidenced by chattel paper or instruments, and rights against persons who guarantee payment or collection of the foregoing, and on the Company's inventory and on the proceeds (as defined in the UCC in any applicable jurisdiction) thereof securing the obligations of the Company permitted by subsection 8.5(d) and any extension, renewal, refunding or refinancing thereof;





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
         (i) any Lien existing on the Property of the Company or its Restricted Subsidiaries on the Closing Date and set forth in Schedule 8.1 securing Indebtedness outstanding on such date;

         (j) any Lien renewing, extending, refunding or refinancing any Lien permitted by subsection (i) of this Section, provided that the principal amount secured is not increased and the Lien is not extended to other Property and further provided that the maturity of the Lien is not extended beyond the maturity date of the Indebtedness which, at the time the Lien was initially placed upon the Property secured thereby, Responsible Representatives declare would have been the maturity date of Indebtedness customary for the type of Property being financed; and

         (k) Liens, other than those set forth above, that secure amounts that in the aggregate do not exceed $1,000,000.

         8.2     MERGER; DISPOSITION OF ASSETS

         The Company shall not, and shall not suffer or permit any of its Restricted Subsidiaries to, merge or consolidate with any Person or, directly or indirectly, sell, lease or transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except that:

         (a) any Restricted Subsidiary of the Company may merge with the Company (provided that the Company shall be the continuing or surviving corporation) or with any one or more other Restricted Subsidiaries;

         (b) any Restricted Subsidiary of the Company may sell, lease, transfer or otherwise dispose of any of its assets to the Company or a Restricted Subsidiary;

         (c) any Restricted Subsidiary may merge or consolidate with any other entity, provided that, immediately after giving effect to such merger or consolidation (i) the continuing or surviving entity of such merger or consolidation shall constitute a Restricted Subsidiary, (ii) no Event of Default or Material Default shall exist, and (iii) following the merger, the entity surviving the merger is not engaged in any business other than a Permitted Business provided that, after giving effect on a pro forma basis to such merger or consolidation, the gross revenue contribution of pulp and paper manufacturing activities of the Company and its Subsidiaries on a combined basis for the 12 months preceding such merger or consolidation does not exceed 33% of the total revenues of the Company and its Subsidiaries on a combined basis;

         (d) the Company may merge or consolidate with, or sell or dispose of all or substantially all of its assets to, any other entity, provided that
(i) either (x) the





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
Company shall be the continuing or surviving entity (in the case of such merger) or (y) the successor or acquiring entity shall be a solvent corporation or partnership organized under the laws of any state of the United States and shall expressly assume in writing all of the obligations of the Company under this Agreement, the Note Agreements, the 1994 Senior Note Agreements and the Mortgage Note Agreements, including all covenants herein and therein contained, and such successor or acquiring corporation or partnership shall succeed to and be substituted for the Company with the same effect as if it had been named herein as a party hereto, provided, however, that no such sale shall release the Company from any of its obligations and liabilities under this Agreement, the Note Agreements, the 1994 Senior Note Agreements and the Mortgage Note Agreements unless such sale is followed by the complete liquidation of the Company and substantially all the assets of the Company immediately following such sale are distributed in such liquidation, and (ii) immediately after such merger or consolidation or such sale or other disposition, (x) no Event of Default or Material Default shall exist, (y) the Company could incur at least $1 of additional Funded Debt pursuant to subsection 8.5(i), and (z) the entity surviving the merger or consolidation or to which such assets have been transferred is not engaged in any business other than a Permitted Business provided that, after giving effect on a pro forma basis to such merger or consolidation, the gross revenue contribution of pulp and paper manufacturing activities of the merged or consolidated entity and its Subsidiaries on a combined basis for the 12 months preceding such merger or consolidation does not exceed 33% of total revenues of such merged or consolidated entity and its Subsidiaries on a combined basis;

         (e) the Company or any Restricted Subsidiary may make dispositions of inventory in the Ordinary Course of Business;

         (f) the Company or any Restricted Subsidiary may sell Designated Acres (or notes receivable arising from the sale of Designated Acres) for the fair value thereof as reasonably determined in good faith by Responsible Representatives;

         (g) the Company and its Restricted Subsidiaries may exchange Timberlands with other Persons in the Ordinary Course of Business, provided that (i) the fair value of the Timberlands plus any Net Proceeds received in such exchange is, in the good faith judgment of the Responsible Representatives, not less than the fair value of Timberlands exchanged plus any other consideration paid, (ii) such exchange would not materially and adversely affect the business, Property, condition or results of operations of the Company and its Restricted Subsidiaries on a combined basis or of the Facilities Subsidiary or impair the ability of the Company to perform its obligations hereunder and under the Note Agreements, the 1994 Senior Note Agreements and the Mortgage Note Agreements, and (iii) any Properties shall be deemed sold to the extent of Net Proceeds received and such sales shall be allowed only to the extent otherwise permitted by this Section 8.2;





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         (h)     the Company and its Restricted Subsidiaries may sell
Properties for cash for not less than the fair value thereof as determined in good faith by the Responsible Representatives, provided that the aggregate Net Proceeds of such sales in any calendar year do not exceed $20,000,000; and

         (i) the Company and its Restricted Subsidiaries may otherwise sell Properties for cash in an amount not less than the fair value thereof as determined in good faith by the Responsible Representatives, if and only if (i) immediately after giving effect to such proposed sale, no condition or event shall exist which constitutes an Event of Default or Material Default, (ii) the Net Proceeds of any such sale (x) are applied, within 180 days after such sale to repayment of Qualified Debt, with a percentage of such repayment being applied to the Loans in an amount equal to or greater than the pro rata share of the Loans as a percentage of the outstanding principal of other Qualified Debt, or (y) are applied, within 180 days after such sale, to the purchase of productive assets in the same line of business, provided that the Company shall have notified the Agent promptly after its determination to so apply the Net Proceeds, (iii) if (x) the Net Proceeds of any such sale exceed $50,000,000, and if such Net Proceeds are not applied immediately as set forth in (ii)(x) or
(y) above, then the entire amount of such Net Proceeds are placed immediately upon receipt thereof in an escrow or cash collateral account or accounts, pursuant to an agreement or agreements in form and substance reasonably satisfactory to holders of greater than 50% of the outstanding principal balance of the Qualified Debt, for the purpose of application in accordance with clause (ii) above, and (y) all such Net Proceeds which are not then held in escrow or cash collateral accounts pursuant to subclause (iii)(x) and which have not been applied to the purchase of productive assets in the same line of business or distributed to the holders of Qualified Debt for application to the repayment of such Qualified Debt exceed $100,000,000 in the aggregate at any time, all such Net Proceeds in excess of $100,000,000 are placed immediately upon receipt thereof in an escrow or cash collateral account or accounts, pursuant to an agreement or agreements in form and substance reasonably satisfactory to holders of greater than 50% of the outstanding principal balance of the Qualified Debt, for the purpose of application in accordance with clause (ii) above, and (iv) immediately after giving effect to such sale (giving effect on a pro forma basis to any proposed retirement of Qualified Debt out of proceeds thereof), the Company could incur $1 of additional Funded Debt pursuant to subsection 8.5(i).

         8.3     HARVESTING RESTRICTIONS

         The Company shall not, and shall not suffer or permit any of its Restricted Subsidiaries to, in any calendar year, harvest Timber on the Timberlands then owned by the Company in excess of the amount set forth for such calendar year in the following table:

                           Calendar Year                                Maximum MCCF To Be Harvested
-----------------------------------------------------------------------------------------------------
  1996 (representing a carryover of 2,130 MCCF from prior years      3,600 MCCF
  and 1,470 MCCF for 1996)
-----------------------------------------------------------------------------------------------------
  1997-2000                                                          1,970 MCCF
-----------------------------------------------------------------------------------------------------
  2001-2009                                                          1,910 MCCF
-----------------------------------------------------------------------------------------------------


plus, in each year, the amount, if any, by which the cumulative amount set forth in the table above for the preceding years exceeds the cumulative amount actually harvested in such years;

unless (a) the Net Proceeds from such excess harvest are either (i) applied, within 180 days after any such excess harvest to repayment of Qualified Debt, with a percentage of such repayment being applied to Loans in an amount equal to or greater than the pro rata share of the Loans as a percentage of the outstanding principal of other Qualified Debt or (ii) applied, within 180 days after any such excess harvest, to purchase Timber (including Timber on Timberlands purchased) having a fair value (in the good faith judgment of the Responsible Representatives) not less than the fair value of the Timber subject to such excess harvest, provided that the Company shall have notified the Agent promptly after its determination to so apply the Net Proceeds. For purposes of computing maximum harvest, Board Feet will be converted into Cunits at a ratio of 2.1 MCCF for each MMBF.

         8.4     LOANS AND INVESTMENTS

         The Company shall not, and shall not suffer or permit any of its Restricted Subsidiaries to, make or commit to make or permit to remain outstanding any loan or advance to, or guarantee, endorse or otherwise be or become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of, or own, purchase or acquire (or commit to own, purchase or acquire) any stock, obligations or securities of, or any other interest in (including, without limitation, the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person), or make or commit to make any capital contribution to, any Person (all of the foregoing (but excluding any Designated Repurchases permitted by Section 8.13 hereof) being referred to herein as "Investments"), except that the Company or any Restricted Subsidiary may:

         (a) make Investments in the Facilities Subsidiary, provided that the Company will not make or permit any Restricted Subsidiary to make any such Investment (including any guaranty of obligations of the Facilities Subsidiary otherwise permitted by this Section 8.4) unless (i) immediately after giving effect to such Investment, no Event of Default or Default, or "Default" or "Event of Default" as defined in the Mortgage Note Agreements, shall exist,
(ii) immediately prior to giving effect to such Investment, no Default or Event of Default (other than an "Event of Default" as defined in the Mortgage Note Agreements) shall exist, and (iii) immediately after giving effect to such

Investment, the ratio of Pro Forma Free Cash Flow to Maximum Pro Forma Annual Interest Charges is not less than 2.5 to 1.0.

         (b) own, purchase or acquire real or personal property to be used in the Ordinary Course of Business;

         (c) own, purchase or acquire investments of the type specified in, and in accordance with the requirements and limitations of, the Investment Policy;

         (d) continue to own Investments owned on the Closing Date as set forth on Schedule 8.4;

         (e) endorse negotiable instruments for collection in the Ordinary Course of Business;

         (f) become and be obligated under the Guarantee and under the guarantees permitted by subsections 8.5(f) and (h), and acquire and own subordinated subrogation rights upon performance of such guarantees;

         (g) make advances in the Ordinary Course of Business of the Company or any Restricted Subsidiary, including deposits permitted under subsection 8.1(c), advances to employees for travel, relocation and other employment related expenses, advances to contractors performing services for the Company or such Restricted Subsidiary, advances to owners of timber or timber properties to acquire rights to harvest timber and other similar advances;

         (h) make Investments in Restricted Subsidiaries, or any entity which immediately after such Investment will be a Restricted Subsidiary; and

         (i) make Investments not otherwise permitted by this Section 8.4 in entities engaged solely in a Permitted Business, provided that (x) the aggregate cumulative amount of such Investments, to the extent that such Investments are attributable to pulp and paper manufacturing (as proportionately attributed by multiplying the amount of an Investment by the percentage of revenues of the Person in whom such Investment is made during the 12 months preceding such Investment that are contributed by pulp and paper manufacturing), does not exceed the sum of $50,000,000 (without giving effect to any write-down of such Investments), and (y) the cumulative aggregate amount of all such Investments including those subject to clause (x) at original cost (including the principal amount of any obligations guaranteed to the extent such guarantees are not otherwise permitted by this

Section 8.4) outstanding from time to time made pursuant to this subsection (i) between the closing date of the Note Agreements and any date thereafter shall not exceed the greater of $30,000,000 or 60% of the average annual Pro Forma Free Cash Flow for the two fiscal years preceding such date.

         8.5     LIMITATION ON INDEBTEDNESS

         The Company shall not, and shall not suffer or permit any of its Restricted Subsidiaries to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

         (a) Funded Debt represented by the Notes, the 1994 Notes, and the 1996 Notes and any refinancing thereof so long as such refinancing does not increase the principal amount thereof and is on terms no less favorable to the Company, and to the rights of the Agent and the Banks hereunder, than those contained on the Closing Date in the Notes, the 1994 Notes, and the 1996 Notes and the documentation relating thereto;

         (b) Funded Debt which is unsecured and is incurred by the Company to finance the making of capital improvements, expansions and additions to the Company's property (including Timberlands), plant and equipment, provided that the aggregate outstanding principal amount of such Funded Debt shall at no time exceed $20,000,000;

         (c) Indebtedness of any Restricted Subsidiary owing to the Company or to a Restricted Subsidiary;

         (d) Indebtedness pursuant to a bank credit facility which is unsecured or is secured by Liens permitted by subsection 8.1(h), not in excess of an aggregate principal amount of $15,000,000 at any time outstanding, provided that the Company shall not suffer to exist any Indebtedness permitted by this subsection (d) on any day unless there shall have been a period of at least 45 consecutive days within the 12 months immediately preceding such day during which the Company shall have been free from all Indebtedness permitted by this subsection (d);

         (e) Indebtedness represented by the Guarantee and any refinancing thereof so long as such refinancing does not increase the principal amount thereof and is on terms no less favorable to the Company, and to the rights of the Agent and the Banks hereunder, than those contained on the Closing Date in the Guarantee and the documentation relating thereto;

         (f) the Company's guarantee of obligations incurred by the Facilities Subsidiary pursuant to the Facilities Subsidiary's Revolving Credit Facility (and any extension, renewal, refunding or refinancing thereof permitted by clause (iv) of paragraph 6B(2) of the Mortgage Note Agreements), provided that the aggregate outstanding principal amount of such Indebtedness shall at no time exceed $20,000,000, and provided further that such guarantee shall be subordinated to the Notes by subordination provisions substantially the same as those contained in paragraph 7I of the Mortgage Note Agreements;

         (g) the Company's guarantee of Funded Debt (and related obligations not constituting Indebtedness) incurred by the Facilities Subsidiary to finance the making of capital improvements, expansions and additions to the Facilities Subsidiaries' Properties pursuant to the Facilities Subsidiary's Facility, provided that such guarantee shall be subordinated to the Notes by subordination provisions substantially the same as those contained in paragraph 7I of the Mortgage Note Agreements, and provided, further, that the aggregate outstanding principal amount of such Funded Debt shall at no time exceed $20,000,000;

         (h) Funded Debt of the Company or any Restricted Subsidiary secured by a Lien permitted by subsection 8.1(g), provided that immediately after the acquisition of the Property subject to such Lien or upon which such Lien is placed (or, if later, the incurrence of the Indebtedness secured by such Lien), the Company could incur at least $1 of additional Funded Debt pursuant to subsection (i) below;

         (i) Funded Debt of the Company (other than Funded Debt owing to a Restricted Subsidiary) in addition to that otherwise permitted by the foregoing subsections of this Section 8.5, including guarantees of Indebtedness to the extent permitted by Section 8.4 and not otherwise permitted by the foregoing subsections of this Section 8.5, provided that, on the date the Company becomes liable with respect to any such additional Funded Debt and immediately after giving effect thereto and to the concurrent retirement of any other Funded Debt, the ratio of Pro Forma Free Cash Flow to Maximum Pro Forma Annual Interest Charges is not less than 2.25 to 1.00; and provided, further, that the aggregate outstanding principal amount of such additional Funded Debt (but not including Funded Debt incurred under this Agreement) shall not exceed $300,000,000;

         (j) from and after the time that the Facilities Subsidiary becomes a Restricted Subsidiary, Indebtedness incurred by the Facilities Subsidiary pursuant to the Facilities Subsidiary's Revolving Credit Facility (and any extension, renewal, refunding or refinancing thereof, including any refunding or refinancing in an amount in excess of the principal amount then outstanding under the Facilities Subsidiary's Revolving Credit Facility) or any other Indebtedness incurred by the Facilities Subsidiary pursuant to a bank credit facility which is unsecured or is secured by Liens permitted by subsection 8.1(h), not in excess of an aggregate principal amount of $20,000,000 at any time outstanding, provided that to the extent that the Facilities Subsidiary is a Restricted Subsidiary, the Facilities Subsidiary shall not suffer to exist any Indebtedness permitted by this subsection (j) on any day unless there shall have been a period of at least 45 consecutive days within the 12 months immediately preceding such day during which the Facilities Subsidiary shall have been free from all Indebtedness permitted by this subsection (j);

         (k) from and after the time that the Facilities Subsidiary or any Designated Immaterial Subsidiary becomes a Restricted Subsidiary, Indebtedness of the Facilities Subsidiary or any such Designated Immaterial Subsidiary outstanding at the time the

Facilities Subsidiary or such Designated Immaterial Subsidiary becomes a Restricted Subsidiary, provided that (i) immediately after the Facilities Subsidiary or any such Designated Immaterial Subsidiary becomes a Restricted Subsidiary, the Company could incur at least $1 of additional Funded Debt pursuant to subsection (i) above (the Facilities Subsidiary or any such Designated Immaterial Subsidiary shall be deemed to be a Restricted Subsidiary for the four consecutive fiscal quarters immediately prior to its becoming a Restricted Subsidiary for purposes of determining Pro Forma Free Cash Flow), and (ii) the aggregate amount (without duplication) of such Indebtedness and all other Indebtedness, in each case, secured by Liens permitted by subsection 8.1(g) does not violate subclause (iv) to the proviso to such subsection (g); and

         (l) Indebtedness representing the Swap Termination Value of Swap Contracts entered into in the ordinary course of business as bona fide hedging transactions.

         8.6     TRANSACTIONS WITH AFFILIATES

         The Company shall not, and shall not suffer or permit any of its Restricted Subsidiaries to directly or indirectly engage in any transaction (including, without limitation, the purchase, sale or exchange of assets or the rendering of any service), with any Affiliate of the Company or of any such Restricted Subsidiary, except in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of the Company or such Restricted Subsidiary and upon fair and reasonable terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those which might be obtained in an arm's-length transaction at the time from Persons not an Affiliate of the Company or such Restricted Subsidiary.

         8.7     USE OF PROCEEDS

         (a) The Company shall not and shall not suffer or permit any of its Subsidiaries to use any portion of the proceeds of the Loans or other Credit Extension, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

         (b) The Company shall not and shall not suffer or permit any of its Subsidiaries to use any portion of the proceed of the Loans or other Credit Extension, directly or indirectly, (i) knowingly to purchase Ineligible Securities from a Section 20 Subsidiary during any period in which such Section 20 Subsidiary makes a market in such Ineligible Securities, (ii) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by a Section 20 Subsidiary, or (iii) to make payments of principal or interest on Ineligible Securities underwritten or privately placed by a Section 20 Subsidiary and issued by or for the benefit of the Company or any Affiliate of the Company. As used in this Section, "Section 20 Subsidiary" means the Subsidiary of the bank holding company controlling any Bank, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities; and "Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (as U.S.C. Section 24, Seventh), as amended.

         (c) After the date the Company has notified the Agent that the Company intends to allocate Loans to the Capital Expenditure Tranche and to qualify such Capital Expenditure Tranche Loans as Indebtedness permitted under subsection 8.5(b), the Company shall not and shall not suffer any of its Subsidiaries to use the proceeds of Capital Expenditure Tranche Loans for purposes other than to finance capital improvements, expansions and additions to the Company's property (including Timberlands), plant and equipment.

         8.8     SALE OF STOCK AND INDEBTEDNESS OF SUBSIDIARIES

         The Company shall not, and shall not suffer or permit any of its Restricted Subsidiaries to, sell or otherwise dispose of, or part with control of, any shares of stock or Indebtedness of any Subsidiary, except to the Company or a Restricted Subsidiary, and except that all shares of stock and Indebtedness of any Subsidiary (other than the Facilities Subsidiary) at the time owned by or owed to the Company and its Restricted Subsidiaries may be sold as an entirety for a cash consideration which represents the fair value (as determined in good faith by the Responsible Representatives of the PC Advisory General Partner) at the time of sale of the shares of stock and Indebtedness so sold, provided that the assets of such Subsidiary do not include any assets which could not be disposed of pursuant to the provisions of
Section 8.2 unless the conditions to the sale of such assets set forth in
Section 8.2 are complied with, and further provided that, at the time of such sale, such Subsidiary shall not own, directly or indirectly, any shares of stock or Indebtedness of any other Subsidiary (unless all of the shares of stock and Indebtedness of such other Subsidiary owned, directly or indirectly, by the Company and its Subsidiaries are simultaneously being sold as permitted by this Section 8.8).

         8.9     CERTAIN CONTRACTS

         The Company shall not, and shall not suffer or permit any of its Restricted Subsidiaries to enter into or be a party to:

         (a) any contract providing for the making of loans, advances or capital contributions to any Person, or for the purchase of any Property from any Person, in each case in order primarily to enable such Person to maintain working capital, net worth or any other balance sheet condition or to pay debts, dividends or expenses; or

         (b) any contract for the purchase of materials, supplies or other property or services if such contract (or any related document) requires that payment for such materials, supplies or other property or services shall be made regardless of whether or not delivery of such materials, supplies or other property or services is ever made or tendered, provided that nothing in this subsection (b) shall prevent the Company from (i) entering into (x) take-or-pay contracts in the Ordinary Course of Business with the United States Forest Service, the Bureau of Land Management, the Bureau of Indian Affairs, the Washington Department of Natural Resources or similar state or federal governmental agencies or (y) the Riverwood Supply Agreement, or (ii) making payments in satisfaction of contracts with such Persons which contracts are deemed by the Responsible Representatives to be disadvantageous to perform; or

         (c) any contract to rent or lease (as lessee) any real or personal property if such contract (or any related document) provides that the obligation to make payments thereunder is absolute and unconditional under conditions not customarily found in commercial leases then in general use or requires that the lessee purchase or otherwise acquire securities or obligations of the lessor; or

         (d) any contract for the sale or use of materials, supplies or other property, or the rendering of services, if such contract (or any related document) requires that payment for such materials, supplies or other property, or the use thereof, or payment for such services, shall be subordinated to any indebtedness (of the purchaser or user of such materials, supplies or other property or the Person entitled to the benefit of such services) owed or to be owed to any Person; or

         (e) any other contract which in economic effect, is substantially equivalent to a guarantee,

except as permitted by the provisions of subsection 8.4(a), (e), (f), (g), (h) or (i).

         8.10    JOINT VENTURES

         The Company shall not, and shall not suffer or permit any of its Restricted Subsidiaries to enter into any Joint Venture, other than in Permitted Businesses and so long as any such Joint Venture is not entered into for the purposes of evading any covenant or restriction in any Loan Documents.

         8.11    COMPLIANCE WITH ERISA

         The Company shall not, and shall not suffer or permit any of its Subsidiaries to, without the consent of the Majority Banks, (i) terminate any Plan subject to Title IV of ERISA so as to result in any material (in the opinion of the Majority Banks) liability to the Company or any ERISA Affiliate,
(ii) permit to exist any ERISA Event with respect to any Plan other than a Multiemployer Plan, which presents the risk of a material (in the opinion of the Majority Banks) liability to the Company, (iii) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material (in the opinion of the Majority Banks) liability to the Company or any ERISA Affiliate, (iv) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which could result in any material (in the opinion of the Majority Banks) increase in its liability with respect to such Plan, or (v) permit the present value of all nonforfeitable accrued benefits under any Qualified Plan (determined using the actuarial assumptions utilized by the Plan's actuaries for funding the Plan pursuant to Section 412 of the Code) materially (in the opinion of the Majority Banks) to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan.

         8.12    SALE AND LEASEBACK

         The Company shall not, and shall not suffer or permit any of its Restricted Subsidiaries to, enter into any arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by the Company or any Restricted Subsidiary of real or personal property which has been or is to be sold or transferred by the Company or any Restricted Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or rental obligations of the Company or any Restricted Subsidiary, provided that this Section 8.12 shall not apply to any property sold pursuant to subsection 8.2(h).

         8.13    RESTRICTED PAYMENTS

         The Company shall not and shall not permit or suffer any Subsidiary to directly or indirectly pay, declare, order, make or set apart any sum for any Restricted Payment, except that the Company may make, pay or set apart during each calendar quarter one or more Restricted Payments if:

         (a) such Restricted Payments are in an aggregate amount not exceeding the amount by which Available Cash with respect to the immediately preceding calendar quarter exceeds any amount contributed to Available Cash with respect to such immediately preceding calendar quarter by any Subsidiary if and to the extent that the payment of such amount as a dividend or distribution to the Company has not been made and is not at the time permitted by the terms of such Subsidiary's charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, provided that in determining Available Cash with respect to such immediately preceding calendar quarter, the Company will include in the amount of reserves established during such quarter pursuant to clause (ii)(d) of the definition of Available Cash an amount not less than (i) 50% of the aggregate amount of all interest in respect of the Notes and the 1994 Notes to be paid on the interest date immediately following such immediately preceding calendar quarter, (ii) 100% of the aggregate amount of all interest in respect of the Loans to be paid on the respective Interest Payment Dates for such Loans, (iii) 25% of the aggregate amount of all principal in respect of the Notes and the 1994 Notes scheduled to be paid (determined in accordance with the Principal Repayment Proviso) during the 12 calendar months immediately following such immediately preceding calendar quarter, and (iv) for the final four full calendar quarters preceding the Revolving Termination Date, 25% of the average Effective Amount of Revolving Loans, Swingline Loans and L/C Obligations outstanding at any time during such quarter of computation, and the Company will not reduce the amount of the reserves so included, in determining Available Cash for any calendar quarter subsequent to such immediately preceding calendar quarter pursuant to clause (i)(c) of the definition of Available Cash, unless and until (A) the amount of interest or principal in respect of which such amount has been reserved has in fact been paid and (B) in the case of clause (iv) of this subsection 8.13(a), the amount of the reserves so included exceeds fifty percent (50%) of the Effective Amount of Revolving Loans, L/C Obligations and Swingline Loans at the end of such quarter of computation; and

         (b) immediately after giving effect to any such proposed action no condition or event shall exist which constitutes an Event of Default or Material Default.

The Company will not, in any event, directly or indirectly declare, order, pay or make any Restricted Payment except in cash.

         8.14    CHANGE IN BUSINESS

         The Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than a Permitted Business.

         8.15    Issuance of Stock by Subsidiaries

         The Company covenants that it will not permit any Subsidiary to (either directly, or indirectly by the issuance of rights or options for, or securities convertible into, such shares) issue, sell or otherwise dispose of any shares of any class of its stock or partnership or other ownership interests (other than directors' qualifying shares) except to the Company or a Restricted Subsidiary, and except to the extent that holders of minority interests may be entitled to purchase stock by reason of preemptive rights.

         8.16    AMENDMENTS

         The Company shall not, and shall not suffer or permit any of its Subsidiaries to amend, modify, supplement, waive or otherwise modify any provision of any agreement evidencing Funded Debt in excess of $35,000,000 which amendment, modification, supplement or waiver would reasonably be expected to impair the Agent's or the Banks' rights hereunder or the ability of the Company to perform its obligations under any Loan Document.

         8.17    AVAILABLE CASH

         The Company shall not at any time permit Available Cash to be less than zero. For purposes of this Section 8.17, in determining Available Cash with respect to the immediately preceding calendar quarter, the Company will include in the amount of reserves established during such quarter pursuant to clause (ii)(d)(1) (with respect to principal on Indebtedness) and clause
(ii)(d)(4) of the definition of "Available Cash" an amount not less than (a) 50% of the aggregate amount of all interest in respect of the Notes and the 1994 Notes to be paid on the interest date immediately following such immediately preceding calendar quarter, (b) 100% of the aggregate amount of all interest in respect of the Loans to be paid on the respective Interest Payment Dates for such Loans, (c) 25% of the aggregate amount of all principal in respect of the Notes and the 1994 Notes scheduled to be paid (determined in accordance with the Principal Repayment Proviso) during the 12 calendar months immediately following such immediately preceding calendar quarter, and (d) for the final four full calendar quarters preceding the Revolving Termination Date, 25% of the average Effective Amount of Revolving Loans, Swingline Loans and L/C Obligations outstanding at any time during such quarter of computation, and the Company will not reduce the amount of the reserves so included in determining Available Cash for any calendar quarter subsequent to such immediately preceding calendar quarter pursuant to clause (i)(c) of the definition of Available Cash, unless and until (i) the amount of interest or principal in respect of which such amount has been reserved has in fact been paid and (ii) in the case of clause (d) of this Section 8.17, the amount of the reserves so included exceeds fifty percent (50%) of the Effective Amount of Revolving Loans, L/C Obligations and Swingline Loans at the end of such quarter of computation.

         8.18    INTEREST COVERAGE RATIO

         The Company shall not permit its Interest Coverage Ratio at the end of any fiscal quarter ending during the periods set forth below to be equal to or less than the values indicated below for such periods:

         Period  Interest Coverage Ratio
         ------  -----------------------
         1       2.40

         2       2.75

         3       3.00

   Period 1 shall extend from the Closing Date until the end of the sixth (6th) fiscal quarter ending after the Closing Date; Period 2 shall extend from the end of Period 1 until the end of the twelfth (12th) fiscal quarter ending after the Closing Date; and Period 3 shall extend from the end of Period 2 until the Revolving Termination Date.

9.       EVENTS OF DEFAULT

         9.1     EVENT OF DEFAULT

         Any of the following shall constitute an "Event of Default":

         (a) Non-Payment. The Company fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan or of any L/C Obligation, or (ii) within 5 days after the same shall become due, any interest, fee or any other amount payable hereunder or pursuant to any other Loan Document; or

         (b) Representation or Warranty. Any representation or warranty by the Company or any of its Subsidiaries made or deemed made herein, in any Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, its Responsible Representatives, any of its Subsidiaries, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any Loan Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

         (c) Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in Sections 7.3 or 7.9 or Article VIII; or

         (d) Other Defaults. The Company fails to perform or observe any other term or covenant contained in this Agreement or any Loan Document, and such default shall continue unremedied for a period of 20 days after the earlier of (i) the date





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upon which a Responsible Officer or Responsible Representative of the Company
knew or should have known of such failure or (ii) the date upon which written notice thereof is given to the Company by the Agent or any Bank; or

         (e) Cross-Default. (i) The Company or any of its Subsidiaries (A) fails to make any payment in respect of any Indebtedness (other than in respect of Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or with respect to any contingent obligations, to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (1) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (2) any Termination Event (as so defined) as to which the Company or any Subsidiary is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than $5,000,000, or

         (f) Insolvency; Voluntary Proceedings. The Company, any of its Subsidiaries, or any Partner Entity (i) ceases or fails to be Solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

         (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company, the Facilities Subsidiary, any Restricted Subsidiary of the Company, or any Partner Entity, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's, any of its Restricted Subsidiaries', any Partner Entities' or the Facilities Subsidiaries' Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company, any Partner Entity, the Facilities Subsidiary, or any of the Company's Restricted Subsidiaries admits the material





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allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company, any Partner Entity, any of the Company's Restricted Subsidiaries, or the Facilities Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or

         (h) ERISA. (i) The Company or an ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under a Multiemployer Plan; (ii) the Company or an ERISA Affiliate shall fail to satisfy its contribution requirements under Section 412(c)(11) of the Code, whether or not it has sought a waiver under Section 412(d) of the Code; (iii) in the case of an ERISA Event involving the withdrawal from a Plan of a "substantial employer" (as defined in Section 4001(a)(2) or Section 4062(e) of ERISA), the withdrawing employer's proportionate share of that Plan's Unfunded Pension Liabilities is more than $10,000,000; (iv) in the case of an ERISA Event involving the complete or partial withdrawal from a Multiemployer Plan, the withdrawing employer has incurred a withdrawal liability in an aggregate amount exceeding $10,000,000; (v) in the case of an ERISA Event not described in clause (iii) or (iv), the Unfunded Pension Liabilities of the relevant Plan or Plans exceed $10,000,000; (vi) a Plan that is intended to be qualified under
Section 401(a) of the Code shall lose its qualification, and the loss can reasonably be expected to impose on the Company or its ERISA Affiliates liability (for additional taxes, to Plan participants, or otherwise) in the aggregate amount of $10,000,000 or more; (vii) the commencement or increase of contributions to, or the adoption of or the amendment of a Plan by, the Company or an ERISA Affiliate which commencement, increase or amendment shall result in a net increase in unfunded liabilities to the Company and the ERISA Affiliates in excess of $10,000,000; (viii) the Company or an ERISA Affiliate engages in or otherwise becomes liable for a non-exempt prohibited transaction and the initial tax or additional tax under section 4975 of the Code relating thereto might reasonably be expected to exceed $10,000,000; (ix) a violation of section 404 or 405 of ERISA or the exclusive benefit rule under section 401(a) of the Code if such violation might reasonably be expected to expose Company or its ERISA Affiliates to monetary liability in excess of $10,000,000; (x) any member of the Controlled Group is assessed a tax under section 4980B of the Code in excess of $10,000,000; or (xi) the occurrence of any combination of events listed in clauses (iii) through (x) that would reasonably be expected to result in a net increase to the Company and its ERISA Affiliates in aggregate Unfunded Pension Liabilities, unfunded liabilities, or any combination thereof, in excess of $10,000,000; or





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         (i)     Monetary Judgments.  One or more non-interlocutory judgments, orders or decrees shall be entered against the Company or any of its Subsidiaries involving in the aggregate a liability (not fully covered by independent third-party insurance) as to any single or related series of transactions, incidents or conditions, of $25,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof; or

         (j) Non-Monetary Judgments. Any non-monetary judgment, order or decree shall be rendered against the Company or any of its Subsidiaries which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

         (k) Auditors. The Agent or any Bank shall receive notice from the Independent Auditor that the Agent and the Banks should no longer use or rely upon any audit report or other financial data provided by the Independent Auditor; or

         (l) Adverse Change. One of the following has occurred and the Agent, at the direction of the Majority Banks, shall so notify the Company:
(i) a material adverse change in, or a material adverse effect upon, any of the operations, business, properties, or condition (financial or otherwise) of the Company or the Company and its Subsidiaries taken as a whole or as to any Restricted Subsidiary which materially impairs the ability of the Company to perform under any Loan Document and avoid any Event of Default, or (ii) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document.

         9.2     REMEDIES

         If any Event of Default occurs, the Agent shall, at the request of, or may, with the consent of, the Majority Banks do any one or more of the following:

         (a) declare the Commitment of each Bank and the Swingline Commitment of the Swingline Bank to make Loans and any obligation of the Issuing Banks to issue Letters of Credit to be terminated, whereupon such Commitments and obligations shall forthwith be terminated;

         (b) declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable, and declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan





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Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

         (c) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in paragraph
(f) or (g) of Section 9.1 above (in the case of clause (i) of paragraph (g) upon the expiration of the 60-day period mentioned therein), the obligation of each Bank and the Swingline Bank to make Loans and any obligation of the Issuing Banks to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent, the Issuing Banks, the Swingline Bank, or any Bank.

         9.3     RIGHTS NOT EXCLUSIVE

         The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

10.      THE AGENT

         10.1    APPOINTMENT AND AUTHORIZATION

         (a)     Each Bank and each Issuing Bank hereby irrevocably (subject to
Section 10.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto, including, without limitation, to enter into Cash Collateral Account Agreements from time to time in accordance with this Agreement, and to release funds to the Company in accordance with Section 1(b) of the Cash Collateral Account Agreement and, if applicable, pursuant to an Officer's Certificate substantially in the form attached thereto as Exhibit A. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank or any Issuing Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing





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sentence, the use of the term "agent" in this Agreement with reference to the
Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

         (b) Each Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit Issued by it and the documents associated therewith until such time and except for so long as the Agent may agree at the request of the Majority Banks to act for such Issuing Bank with respect thereto; provided, however, that each Issuing Bank shall have all of the benefits and immunities (i) provided to the Agent in this Article X with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit Issued by it or proposed to be Issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Agent," as used in this Article X, included such Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Banks.

         10.2    DELEGATION OF DUTIES

         The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys- in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

         10.3    LIABILITY OF AGENT

         None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan





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Document, or to inspect the Properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

         10.4    RELIANCE BY AGENT

         (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

         (b) For purposes of determining compliance with the conditions specified in Section 5.1, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent or made available by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank, unless an officer of the Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from the Bank prior to the initial Credit Extension specifying its objection thereto and either such objection shall not have been withdrawn by notice to the Agent to that effect or the Bank shall not have made available to the Agent the Bank's ratable portion of such Credit Extension.

         10.5    NOTICE OF DEFAULT

         The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Agent will notify the Banks of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority





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Banks in accordance with Article IX; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

         10.6    CREDIT DECISION

         Each Bank expressly acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Agent-Related Persons.

         10.7    INDEMNIFICATION OF AGENT

         Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including reasonable Attorney Costs) incurred by the Agent in connection with the preparation,





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execution, delivery, administration, modification, amendment or enforcement
(whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. Without limiting the generality of the foregoing, if the Internal Revenue Service or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank hereunder (because the appropriate form was not delivered, was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses and attorneys' fees (including reasonable Attorney Costs). The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

         10.8    AGENT IN INDIVIDUAL CAPACITY

         BofA, NationsBank,N.A., and any of their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though neither BofA nor NationsBank, N.A. was the Agent and the Senior Co- Agent, respectively, the Swingline Bank or an Issuing Bank hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans and participation in Letters of Credit, each of BofA and NationsBank, N.A. shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent or the Senior Co-Agent, as the case may be, and the terms "Bank" and "Banks" shall include each of BofA and NationsBank, N.A. in its individual capacity.

         10.9    SUCCESSOR AGENT

         The Agent may, and at the request of the Majority Banks shall, resign as Agent upon 30 days' notice to the Banks. If the Agent resigns under this Agreement, the Majority Banks shall appoint from among the Banks a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the





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resignation of the Agent, the Agent may appoint, after consulting with the
Banks and the Company, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article X and Sections 11.4 and 11.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Banks appoint a successor agent as provided for above. Notwithstanding the foregoing, however, BofA may not be removed as the Agent at the request of the Majority Banks unless BofA shall also simultaneously be replaced as an "Issuing Bank" hereunder pursuant to documentation in form and substance satisfactory to BofA.

         10.10   SENIOR CO-AGENT

         The Bank identified on the facing page or signature pages of this Agreement as a "senior co-agent" shall have no right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Each Bank acknowledges that it has not relied, and will not rely, on the Bank so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

11.      MISCELLANEOUS

         11.1    AMENDMENTS AND WAIVERS

         No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks, the Company and acknowledged by the Agent, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks, the Company and acknowledged by the Agent, do any of the following:

         (a) increase or extend the Commitment of any Bank or the Swingline Commitment of the Swingline Bank (or reinstate any such Commitment terminated pursuant to subsection 9.2(a)), including, without limitation, any amendment to or





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waiver of subsection 2.7(b) or any other provision providing for a mandatory commitment reduction, or subject any Bank to any additional obligations;

         (b) postpone or delay any date fixed for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Loan Document;

         (c) reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (iii) below) of any fees or other amounts payable hereunder or under any other Loan Document;

         (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Banks or any of them to take any action hereunder; or

         (e) amend this Section 11.1 or Section 2.15 or any provision providing for consent or other action by all Banks;

and, provided further that (i) no amendment, waiver or consent shall, unless in writing signed by the relevant Issuing Bank in addition to the Majority Banks or all the Banks, as the case may be, affect the rights or duties of such Issuing Bank under this Agreement or any L/C-Related Document relating to any Letter of Credit Issued or to be Issued by it, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Majority Banks or all the Banks, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document, (iii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Bank in addition to the Majority Banks or all the Banks, as the case may be, affect the rights or duties of the Swingline Bank under this Agreement or any other Loan Document, and (iv) the fee letter between the Company and BofA may be amended, or rights and privileges thereunder waived, in a writing executed by the parties thereto.

         11.2    NOTICES

         (a) All notices, requests and other communications provided for hereunder shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 11.2, and
(ii) shall be followed promptly by a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on
Schedule 11.2; or, as directed to the Company or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to each other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent.





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         (b)     All such notices, requests and communications shall, when
transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that, notwithstanding the foregoing, notices pursuant to Article III to an Issuing Bank shall not be effective until actually received by the Issuing Bank at the address specified for the "Issuing Bank" on Schedule 11.2, and notices to the Company or the Agent shall not be effective until actually received by the Company or the Agent, respectively.

         (c) The Company acknowledges and agrees that any agreement of the Agent, the Issuing Banks, and the Banks at Article II and Article III herein to receive certain notices by telephone and facsimile is solely for the convenience and at the request of the Company. The Agent, the Issuing Banks, and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Agent, the Issuing Banks and the Banks shall not have any liability to the Company or other Person on account of any action taken or not taken by the Agent, the Issuing Banks or the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans and L/C Obligations shall not be affected in any way or to any extent by any failure by the Agent, the Issuing Banks, and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent, the Issuing Banks and the Banks of a confirmation which is at variance with the terms understood by the Agent, the Issuing Banks, and the Banks to be contained in the telephonic or facsimile notice.

         11.3    NO WAIVER; CUMULATIVE REMEDIES

         No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

         11.4    COSTS AND EXPENSES

         The Company shall, whether or not the transactions contemplated hereby shall be consummated:

         (a) pay or reimburse BofA (including in its capacity as Agent) and the Arranger within five Business Days after demand (subject to subsection 5.1(e)) for all reasonable costs and expenses incurred by BofA (including in its capacity as Agent) or Arranger in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any





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Loan Document and any other documents prepared in connection herewith or therewith, the initial assignments by BofA of its Loans and Commitments hereunder, and the consummation of the transactions contemplated hereby and thereby, including expenses of outside experts, printing costs, and the reasonable Attorney Costs incurred by BofA (including in its capacity as Agent) or Arranger with respect thereto; provided, however, that this subsection (a) shall not apply to any such costs and expenses incurred by BofA after any date that BofA is no longer the Agent hereunder and after any such date any references in this subsection (a) to BofA shall be deemed a reference to the successor Agent; and

         (b) pay or reimburse each Bank, the Agent, and the Arranger within five Business Days after demand (subject to subsection 5.1(e)) for all costs and expenses incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding) under this Agreement, any other Loan Document, and any such other documents, including Attorney Costs and appraisal (including the allocated cost of internal appraisal services), audit, environmental inspection and review (including the allocated cost of such internal services), and search and filing costs, fees and expenses, incurred by the Agent, the Arranger and any Bank.

         11.5    INDEMNITY

         Whether or not the transactions contemplated hereby shall be consummated: The Company shall pay, indemnify, and hold each Bank, the Agent, and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including reasonable Attorney Costs) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, any Loan Documents, or the transactions contemplated hereby and thereby, and with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to this Agreement, or the Loans or the Letters of Credit or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

         11.6  Marshalling; Payments Set Aside

         Neither the Agent nor the Banks shall be under any obligation to marshall any assets in favor of the Company or any other Person or against or in payment of any or all of the Obligations. To the extent that the Company makes a payment or payments to the Agent or the Banks, or the Agent or the Banks enforce their Liens or exercise their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent in its discretion) to be repaid to a trustee, receiver or any other party in connection with any Insolvency Proceeding, or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred, and
(b) each Bank severally agrees to pay to the Agent upon demand its ratable share of the total amount so recovered from or repaid by the Agent.

         11.7    SUCCESSORS AND ASSIGNS

         The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Bank.

         11.8    ASSIGNMENTS, PARTICIPATIONS, ETC.

         (a) Any Bank may, with the written consent of the Company at all times other than during the existence of an Event of Default and the Agent, which consents shall not be unreasonably withheld or delayed, at any time assign and delegate to one or more Eligible Assignees (each, an "Assignee") (provided that no written consent of the Company or the Agent shall be required in connection with any assignment and delegation by a Bank to an Eligible Assignee that is an Affiliate of such Bank) all or any ratable part of all of the Loans, the Commitments, the L/C Obligations and all other rights and obligations of such Bank hereunder; provided, however, that (i) no assignment shall in any event be less than $10,000,000 of the Commitment of the assigning Bank under this Agreement unless as a result of such assignment the assigning Bank's rights and obligations hereunder shall be reduced to zero; (ii) if a Bank assigns less than all of its rights and obligations hereunder, such Bank's aggregate remaining Commitment, after giving effect to such assignment, shall not be less than $10,000,000; and (iii) the Company and the Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until (A) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Agent by such Bank and the Assignee; (B) such Bank and its Assignee shall have delivered to the Company and the Agent an Assignment and Acceptance in the form of Exhibit F ("Assignment and Acceptance") and (C) the assignor Bank or Assignee has paid to the Agent a processing fee in the amount of $3,500. In connection with any assignment by BofA, its Swingline Commitment may be in whole but not in part included as part of the assignment transaction, and the Assignment and Acceptance may be appropriately modified to include an assignment and delegation of its Swingline Commitment and any outstanding Swingline Loans.

         (b) From and after the date that the Agent notifies the assignor Bank that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

         (c) Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitment arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitment of the assigning Bank pro tanto.

         (d) Any Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company (a "Participant") participating interests in any of the Loans, the Commitment of that Bank and the other interests of that Bank (the "originating Bank") hereunder and under the other Loan Documents; provided, however, that (i) the originating Bank's obligations under this Agreement shall remain unchanged, (ii) the originating Bank shall remain solely responsible for the performance of such obligations, (iii) the Company, the Issuing Banks and the Agent shall continue to deal solely and directly with the originating Bank in connection with the originating Bank's rights and obligations under this Agreement and the other Loan Documents, and
(iv) no Bank shall transfer or grant any participating interest under which the Participant shall have rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks as described in the first proviso to Section 11.1. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 4.1, 4.3 and 11.5 as though it were also a Bank hereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an

Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

         (e) Each Bank agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" by the Company and provided to it by the Company or any Subsidiary of the Company, or by the Agent on such Company's or Subsidiary's behalf, in connection with this Agreement or any Loan Document, and neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement; provided, however, that any Bank may disclose such information (A) to the extent that such information was or becomes generally available to the public other than as a result of a disclosure by the Bank; (B) to the extent such information was or becomes available to such Bank to whom it was furnished on a non-confidential basis; (C) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (D) pursuant to subpoena or other court process; (E) when required to do so in accordance with the provisions of any applicable Requirement of Law; (F) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Bank or their respective Affiliates may be party; (G) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (H) to such Bank's independent auditors and other professional advisors and (I) to such Bank's Affiliates. Notwithstanding the foregoing, the Company authorizes each Bank to disclose to any Participant or Assignee (each, a "Transferee") and to any prospective Transferee, such financial and other information in such Bank's possession concerning the Company or its Subsidiaries which has been delivered to the Agent or the Banks pursuant to this Agreement or which has been delivered to the Agent or the Banks by the Company in connection with the Banks' credit evaluation of the Company prior to entering into this Agreement; provided that, unless otherwise agreed by the Company, such Transferee agrees in writing to such Bank to keep such information confidential to the same extent required of the Banks hereunder.

         (f) Notwithstanding any other provision contained in this Agreement or any other Loan Document to the contrary, any Bank may assign all or any portion of the Loans held by it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Federal Reserve Board and any Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Loans made by the Company to or for the account of the assigning or pledging Bank in accordance with the terms of this Agreement shall satisfy the Company's obligations hereunder in respect to such assigned Loans to the extent of such payment. No such assignment shall release the assigning Bank from its obligations hereunder.

         11.9    SET-OFF

         In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists, each Bank is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing to, such Bank and any of its Affiliates to or for the credit or the account of the Company against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the Company and the Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section 11.9 are in addition to the other rights and remedies (including other rights of set-off) which the Bank may have.

         11.10   AUTOMATIC DEBITS OF FEES

         With respect to any commitment fee, facility fee, letter of credit fee or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Agent, the Issuing Banks, the Swingline Bank or BofA under the Loan Documents, the Company hereby irrevocably authorizes BofA to debit any deposit account of the Company with BofA in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in BofA's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section
11.10 shall be deemed a setoff.

         11.11   NOTIFICATION OF ADDRESSES, LENDING OFFICES, ETC.

         Each Bank shall notify the Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of its Offshore Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

         11.12 Counterparts

         This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Agent.

         11.13   SEVERABILITY

         The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

         11.14   NO THIRD PARTIES BENEFITED

         This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Banks, the Issuing Banks, the Swingline Bank, the Senior Co-Agent, and the Agent, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither the Agent, the Senior Co-Agent, the Swingline Bank, the Issuing Bank nor any Bank shall have any obligation to any Person not a party to this Agreement or other Loan Documents.



         11.15   TIME

         Time is of the essence as to each term or provision of this Agreement and each of the other Loan Documents.

         11.16   GOVERNING LAW AND JURISDICTION

         THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA; PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

         11.17   ARBITRATION; REFERENCE

         (a) Mandatory Arbitration. Any controversy or claim between or among the parties, including but not limited to those arising out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S.
Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association ("AAA"). The arbitrator(s) shall give effect to applicable statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

         (b) Judicial Reference. At the request of any party a controversy or claim which is not submitted to arbitration as provided and limited in subparagraph (a) shall be determined by a reference in accordance with California Code of Civil Procedure Section 638 et seq. If such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA-sponsored proceedings. The presiding referee of the panel, or the referee if there is a single referee, shall be an active attorney or retired judge. Judgment upon the award rendered by such referee or referees shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

         (c) Provisional Remedies, Self-Help and Foreclosure. No provision of this paragraph shall limit the right of any party to this Agreement to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or obtaining provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration or reference.

         11.18   ENTIRE AGREEMENT

         This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Banks, the Swingline Bank, the Issuing Banks, the Senior Co-Agent and the Agent, and supersedes all prior or contemporaneous Agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof, except that (a) the fee letter referenced in subsection 2.11(a), (b) any prior arrangements made with respect to the payment by the Company of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Agent or the Banks, and (c) the representations and warranties (as of the dates made and deemed made) and the indemnities of the Company set forth in the

Existing Credit Agreement and the "Loan Documents" as defined therein shall, in each case, survive the execution and delivery of this Agreement.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in San Francisco, California by their proper and duly authorized officers as of the day and year first above written.

                                   PLUM CREEK TIMBER COMPANY, L.P.

                                   By:     Plum Creek Management Company, L.P.,
                                           its general partner





                                           By:   /s/ DIANE M. IRVINE
                                              -------------------------------
                                           Name:    Diane M. Irvine
                                           Title:   Vice President and
                                                    Chief Financial Officer

                                   BANK OF AMERICA NATIONAL TRUST AND
                                   SAVINGS ASSOCIATION,
                                   as Agent


                                           By:   /s/ MICHAEL J. BALOK
                                              -------------------------------
                                           Name:    Michael J. Balok
                                           Title:   Managing Director

                                   BANK OF AMERICA NATIONAL TRUST AND
                                   SAVINGS ASSOCIATION,
                                   as a Bank, as the Swingline Bank and as an Issuing Bank


                                           By:   /s/ MICHAEL J. BALOK
                                              -------------------------------
                                           Name:    Michael J. Balok
                                           Title:   Managing Director

                                   NATIONSBANK  N.A.



                                           By:   /s/ MICHAEL SHORT
                                              -------------------------------
                                           Name:    Michael Short
                                           Title:   Vice President

                                   ABN AMRO BANK N.V. SEATTLE BRANCH


                                           By: /s/ DAVID MCGINNIS
                                              -------------------------------
                                           Name: David McGinnis
                                           Title: Vice President and Director


                                           By: /s/ ERRET E. HUMMEL
                                              -------------------------------
                                           Name: Erret E. Hummel
                                           Title: Vice President and Director


                                   UNITED STATES NATIONAL BANK OF OREGON


                                           By: /s/ WADE BLACK
                                              -------------------------------
                                           Name: Wade Black
                                           Title: Vice President

                                   BANK OF AMERICA NW, N.A., dba
                                   SEAFIRST BANK

                                           By: /s/ PAUL R. ROLLINS, JR.
                                              -------------------------------
                                           Name: Paul R. Rollins, Jr.
                                           Title: Senior Vice President

                                   THE BANK OF TOKYO-MITSUBISHI, LTD.,
                                   SEATTLE BRANCH


                                           By: /s/ DAVID M. PURCELL
                                              -------------------------------
                                           Name: David M. Purcell
                                           Title: Vice President


                                   UNION BANK OF CALIFORNIA, N.A.


                                           By: /s/ KEVIN SULLIVAN
                                              -------------------------------
                                           Name: Kevin Sullivan
                                           Title: Vice President

                                   CREDIT LYONNAIS NEW YORK BRANCH


                                           By: /s/ ROD HURST
                                              -------------------------------
                                           Name: Rod Hurst
                                           Title: Vice President


                                   THE SUMITOMO BANK, LIMITED


                                           By: /s/ TATSUO UEDA
                                              -------------------------------
                                           Name: Tatsuo Ueda
                                           Title: General Manager

                                     SCHEDULE 2.1

                                      COMMITMENTS

                                                                   COMMITMENT
          BANK                            COMMITMENT               PERCENTAGE
-------------------------------------    ------------           ---------------
BANK OF AMERICA NATIONAL TRUST AND
  SAVINGS ASSOCIATION                     30,000,000              13.33333334%

NATIONSBANK, N.A.                         35,000,000              15.55555556%

ABN AMRO BANK N.V.
  SEATTLE BRANCH                          32,500,000              14.44444444%

UNITED STATES NATIONAL BANK OF OREGON     32,500,000              14.44444444%

THE BANK OF TOKYO-MITSUBISHI, LTD.
  SEATTLE BRANCH                          22,500,000              10.00000000%

CREDIT LYONNAIS NEW YORK BRANCH           22,500,000              10.00000000%

THE SUMITOMO BANK, LIMITED                20,000,000              8.88888889%

UNION BANK OF CALIFORNIA, N.A.            20,000,000              8.88888889%

BANK OF AMERICA NW, DBA SEAFIRST BANK     10,000,000              4.44444444%
                                        ============            =============
                                         225,000,000            100.00000000%